Exhibit 99.2

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

THE FALK CORPORATION;

HAMILTON SUNDSTRAND CORPORATION;

and

REXNORD CORPORATION

Dated as of April 5, 2005

i

SECTION 3.2	Share Ownership
SECTION 3.3	Consents and Approvals; No Violations
SECTION 3.4	Certain Fees
SECTION 3.5	Legal Proceedings
SECTION 3.6	Disclaimer of Warranties
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER
SECTION 4.1	Corporate Organization and Authority
SECTION 4.2	Consents and Approvals; No Violations
SECTION 4.3	Legal Proceedings, etc.
SECTION 4.4	Certain Fees
SECTION 4.5	Acquisition of Shares for Investment
SECTION 4.6	Solvency
SECTION 4.7	Financing
SECTION 4.8	Investigation by Buyer; Seller’s Liability
ARTICLE V COVENANTS
SECTION 5.1	Conduct of the Business
SECTION 5.2	Access to Information; Confidentiality
SECTION 5.3	Release and Covenant Not to Sue
SECTION 5.4	Reasonable Best Efforts
SECTION 5.5	Governmental Authorizations
SECTION 5.6	Public Announcements
SECTION 5.7	Employee Matters
SECTION 5.8	Tax Matters
SECTION 5.9	Exclusivity
SECTION 5.10	Supplements to Disclosures
SECTION 5.11	Transitional Services
SECTION 5.12	Certain Insurance Matters
SECTION 5.13	Credit Support Arrangements
SECTION 5.14	Excluded Trade Names and Trademarks
SECTION 5.15	Covenants in Respect of Financing
SECTION 5.16	Non-Competition and Non-Solicitation
SECTION 5.17	Certain Transactions
SECTION 5.18	Intercompany Accounts and Indebtedness

SECTION 10.11	Schedules
SECTION 10.12	Entire Agreement
SECTION 10.13	Counterparts
SECTION 10.14	Specific Performance

Exhibits

Exhibit A	Form of Transitional Services Agreements

Exhibit B	Form of Guaranties

Exhibit C	Financing Commitment

Exhibit D	Certain Transactions

Exhibit E	Form of Amendment of Wauwatosa Lease

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of April 5, 2005 (this “Agreement”), by and among THE FALK CORPORATION, a Delaware corporation (the “Company”), HAMILTON SUNDSTRAND CORPORATION, a Delaware corporation (“Seller”); and REXNORD CORPORATION, a Delaware corporation (“Buyer”).

W I T N E S S E T H

WHEREAS, Seller owns all of the issued and outstanding Shares (as defined in Section 2.2 hereof) of the Company; and

WHEREAS, Buyer desires to acquire all of the issued and outstanding Shares from Seller, and Seller desires to sell such Shares to Buyer upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions hereafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

SALE OF SHARES AND CLOSING

SECTION 1.1  Purchase of Shares.

(a)                                  Upon the terms and subject to the conditions hereof, Buyer agrees (i) to purchase, acquire and accept from Seller all of the issued and outstanding Shares at the Closing (as defined in Section 1.2 hereof) for a price equal to Two Hundred Ninety Five Million Dollars ($295,000,000) (such aggregate amount, as adjusted prior to Closing pursuant to Section 1.5 hereof and after Closing pursuant to Section 1.4 hereof, the “Purchase Price”).  Upon the terms and subject to the conditions hereof, Seller agrees to sell, convey, assign, transfer and deliver to Buyer at the Closing, free and clear of all Encumbrances (as defined in Section 2.3 hereof), each Share owned by Seller, as set forth in Section 1.1(a) of the disclosure schedule of Seller attached hereto (the “Seller Disclosure Schedule”).

SECTION 1.2  Closing.

(a)                                  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, Suite 1000, New York, New York, at 10:00 a.m., New York City time (but effective as of 11:59 p.m. New York City time), on May 16, 2005 unless the conditions set forth in Articles VI and VII hereof shall not have been satisfied or duly waived in which case the Closing shall occur on the next business day following such satisfaction or waiver; or if Seller and Buyer mutually agree on a different date, the date upon which they have mutually agreed.  The date on which the Closing occurs and the transactions contemplated hereby become effective is referred to herein as the “Closing Date”.

(b)                                 At the Closing, Seller shall deliver the following to Buyer:

(i)                                     stock certificates representing all issued and outstanding Shares and associated stock transfer powers endorsed in blank;

(ii)                                  transitional services agreements in the forms attached hereto as Exhibits A-1, A-2, A-3 and A-4 executed by UTC (collectively, the “Transitional Services Agreements”);

(iii)                               guaranties in the forms attached as Exhibit B-1 and B-2 hereto executed by UTC;

(iv)                              an amendment, in the form attached as Exhibit E hereto (the “Wauwatosa Amendment”) and executed by Seller and the Company, of the Lease Agreement, dated as of March 23, 2005, between Seller and the Company (the “Wauwatosa Lease”); and

(v)                                 the certificate described in the final sentence of Section 6.1(b), and each other document required to be delivered by Seller on or prior to the Closing Date pursuant to this Agreement or otherwise required from Seller in connection herewith.

(c)                                  At the Closing, the Company shall deliver the following to Buyer:

(i)                                     the certificate described in the final sentence of Section 6.1(a), the certificate described in Section 5.8(e), and each other document required to be delivered by the Company on or prior to the Closing Date pursuant to this Agreement or otherwise required from the Company in connection herewith;

(ii)                                  the resignations of the members of the Company Board (as defined in Section 2.1 hereof) and each of its Subsidiaries (as defined in Section 2.3 hereof), except to the extent that Buyer has requested that any such member(s) continue to serve in such capacity(ies) after Closing; and

(iii)                               the stock books, stock ledgers, minute books and corporate seal of the Company; provided that any of the foregoing items shall be deemed to have been delivered pursuant to this Section 1.2(c)(iii) if such item has been delivered to or is otherwise located at the Company or any offices of the Company or its Subsidiaries.

(d)                                 At the Closing, Buyer:

(i)                                     shall deliver to Seller the Purchase Price by wire transfer of immediately available funds to the bank account designated by Seller prior to the Closing; and

(ii)                                  shall deliver to Seller the certificate described in the final sentence of Section 7.1, the Transitional Services Agreements executed by Buyer, and each other document required to be delivered by Buyer on or prior to the Closing Date pursuant to this Agreement or otherwise required from Buyer in connection herewith.

SECTION 1.3  Certain Definitions.  For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“GAAP” shall mean United States generally accepted accounting principles.

“Working Capital” shall mean the pro forma combined working capital of the Company and its Subsidiaries, determined as of 11:59 p.m. New York City time on the Closing Date, on the basis solely of the line item components of “Working Capital” set forth in the statement of Working Capital set forth on Section 1.3(a) of the Company Disclosure Schedule, and determined and calculated on a basis consistent with that used in the preparation of such statement; provided, however, that for purposes of such calculation of Working Capital (i) ”Cash-foreign” shall not include Trapped Cash and (ii) any cash (or cash equivalents) denominated in currencies other than United States Dollars shall be converted into United States Dollar amounts using the applicable exchange rate published in the Wall Street Journal on the Closing Date.

“Target Working Capital” shall mean Sixty Million Three Hundred Sixty Five Thousand Dollars ($60,365,000).

“Trapped Cash” means any cash and cash equivalents held by any Subsidiaries of the Company that are organized outside of the United States other than cash and cash equivalents that may, immediately following the Closing, be (i) distributed or paid to the Company without violation of any law or the imposition of any Tax or similar fee or charge or any adverse Tax consequences on Buyer, the Company or any Subsidiary of the Company or (ii) be applied to repay any Indebtedness of the Company or any Subsidiary immediately following the Closing (other than any Indebtedness owed by the Company or a Subsidiary of the Company to the Company or another Subsidiary of the Company) without the violation of any law or the imposition of any Tax or similar fee or charge or any adverse Tax consequences on Buyer, the Company or any Subsidiary of the Company; provided, however, that (i) cash and cash equivalents of not more than $500,000 held by Falk Australia Pty. Ltd. on the Closing Date shall not be considered Trapped Cash, (ii) cash and cash equivalents of not more than $1.0 million held by Falk Canada Inc. on the Closing Date shall not be considered Trapped Cash and (iii) cash and cash equivalents of not more than $1.4 million held by Falk Shanghai Co., Ltd. (“Falk Shanghai”) on the Closing Date shall not be considered Trapped Cash.

SECTION 1.4  Post-Closing Adjustment.

(a)                                  Within forty-five (45) calendar days following the Closing Date, Seller shall prepare and deliver to Buyer an unaudited pro forma combined balance sheet of the Company and its Subsidiaries as of the Closing Date (the “Closing Balance Sheet”) prepared on a basis consistent with the principles applied in the preparation of the balance sheet attached as Exhibit 2 to the pro forma combined financial statements attached as Section 1.4(a) to the Company Disclosure Schedule, and a statement (the “Closing Statement”) that sets forth the Working Capital as derived from such Closing Balance Sheet (it being acknowledged that, to the extent any principle applied in the determination of Working Capital pursuant to the definition thereof in Section 1.3 conflicts with any principle applied in the preparation of the Closing Balance Sheet, the definition of Working Capital shall control in the preparation of the Closing Statement).  Following the Closing, the Company and Buyer shall provide, upon reasonable notice, to Seller and its Representatives (as defined in Section 5.2(a) hereof) full access to the properties, books, records, work papers and personnel of the Company (provided that any such access shall not unreasonably interfere with the operation of the Company’s or any of its Subsidiaries’ businesses) and shall cooperate fully with Seller for purposes of preparing the Closing Balance Sheet and the Closing Statement.  Buyer shall have thirty (30) calendar days after delivery to Buyer of the Closing Balance Sheet and Closing Statement during which to notify Seller of any dispute of any item contained in the Closing Statement (including any item contained in the Closing Balance Sheet to the extent such item impacts the Closing Statement), which notice shall set forth in reasonable detail the basis for such dispute.  If Buyer fails to notify Seller of any such dispute within such thirty (30) calendar day period, the Closing Statement shall be deemed to be the final statement (the Closing Statement as finally determined pursuant to this Section 1.4(a) or Section 1.4(b), the “Final Statement”).  In the event that Buyer shall so notify Seller of any dispute, Buyer and Seller and their respective accountants shall cooperate in good faith to resolve such dispute as promptly as possible.

(b)                                 If Buyer and Seller and their respective accountants are unable to resolve any dispute within fifteen (15) calendar days of Buyer’s delivery of any notice of dispute provided pursuant to subsection (a) above, such dispute shall be resolved by a jointly selected nationally recognized accounting firm retained to resolve any disputes between Buyer and Seller over any items contained in the Closing Statement (including any item contained in the Closing Balance Sheet to the extent such item impacts the Closing Statement) (the “Independent Accounting Firm”), which shall make its determination as promptly as practicable, and such determination shall be final and binding on the parties.  The Independent Accounting Firm shall determine on the basis of the standards set forth in Sections 1.3 and 1.4(a) hereof whether and to what extent, if any, the Closing Statement (including any item contained in the Closing Balance Sheet to the extent such item impacts the Closing Statement) requires adjustment; provided, however, that the amount of Working Capital as set forth on the Final Statement (the “Closing Working Capital”) as determined by the Independent Accounting Firm must fall within the bounds of Seller’s and Buyer’s calculations of Working Capital as of the Closing Date.  If Seller and Buyer cannot jointly agree on the identity of the Independent Accounting Firm, Seller and the Company shall each submit to their respective accountants the name of an accounting firm which does not at the time and has not in the prior two (2) years provided material services to Seller or Buyer or any of their respective Affiliates (as such term is defined in Section 2.4(b) hereof), and the Independent Accounting Firm shall be selected by lot from these two firms by the respective accountants of the two parties.  Seller shall bear the percentage of the expenses relating to the engagement of the Independent Accounting Firm that equals the result, expressed as a percentage, obtained by dividing (a) the absolute value of the difference between (w) Seller’s calculation of Working Capital as of the Closing Date and (x) the Closing Working Capital as finally determined by the Independent Accounting Firm, by (b) the absolute value of the difference between (y) Seller’s calculation of Working Capital as of the Closing Date and (z) Buyer’s calculation of Working Capital as of the Closing Date.  Buyer shall bear the percentage of the expenses relating to the engagement of the Independent Accounting Firm that equals the result, expressed as a percentage, obtained by dividing (a) the absolute value of the difference between (w) Buyer’s calculation of Working Capital as of the Closing Date and (x) the Closing Working Capital as finally determined by the Independent Accounting Firm, by (b) the absolute value of the difference between (y) Seller’s calculation of Working Capital as of the Closing Date and (z) Buyer’s calculation of Working Capital as of the Closing Date.  The Independent Accounting Firm shall be instructed to use every reasonable effort to perform its services within fifteen (15) business days of submission of the Closing Statement to it and, in any case, as soon as practicable after submission.  The Closing Statement, as modified by resolution of any disputes by the Company and Seller or by the Independent Accounting Firm, shall be the Final Statement.

(c)                                  The Purchase Price shall be adjusted on the basis of the Final Statement as follows:

(i)                                     If the Closing Working Capital is greater than the Target Working Capital, the Purchase Price shall be increased dollar for dollar by the amount of such excess, up to a maximum increase of Five Million Dollars ($5,000,000).

(ii)                                  If the Closing Working Capital is less than the Target Working Capital, the Purchase Price shall be decreased dollar for dollar by the amount of such shortfall.

The aggregate increase or decrease in the Purchase Price (after giving effect only to the adjustment pursuant to this Section 1.4) is referred to in this Agreement as the “Purchase Price Increase” or the “Purchase Price Decrease” respectively and, collectively, as the “Post-Closing Adjustment.”  To the extent there is a Purchase Price Increase, (i) Buyer shall within five (5) business days after delivery of the Final Statement make payment to Seller by wire transfer of immediately available funds of the amount of the Purchase Price Increase, together with interest thereon at a fixed rate equal to the prime rate per annum as quoted in the Wall Street Journal from the Closing Date to the date of payment. To the extent that there is a Purchase Price Decrease, Seller shall within five (5) business days after delivery of the Final Statement make payment to Buyer, by wire transfer of immediately available funds of the amount of the Purchase Price Decrease, together with interest thereon at a fixed rate equal to the prime rate per annum as quoted in the Wall Street Journal from the Closing Date to the date of payment.

SECTION 1.5  Audit Adjustment.

(a)                                  Seller shall cause PriceWaterhouseCoopers LLP to deliver to Buyer, not less than five (5) business days prior to the Closing Date, copies of (i) an audited combined balance sheet of the Company and its Subsidiaries at December 31, 2004 (the “Audited December 31, 2004 Balance Sheet”), and (ii) audited combined statements of operations, invested capital and cash flows for the fiscal year ended December 31, 2004 (the “Audited December 31, 2004 Income Statement”).  The Audited December 31, 2004 Balance Sheet and the Audited December 31, 2004 Income Statement (together, the “Audited December 31, 2004 Financial Statements”) shall be prepared in accordance with GAAP and the requirements of Regulation S-X promulgated by the United States Securities and Exchange Commission applicable to companies required to file current and periodic reports under the Securities Exchange Act of 1934, as amended, and shall fairly present, in all material respects, the financial condition, invested capital, cash flows and results of operations of the Company and its

Subsidiaries of and for the fiscal year then ended.  In addition, Seller shall cause PriceWaterhouseCoopers LLP to deliver a report describing procedures applied to a written calculation, based upon the Audited December 31, 2004 Income Statement, of 2004 EBITDA, in substantially the form of Exhibit 6 to the unaudited combined financial statements attached as Section 1.4(a) to the Company Disclosure Schedule (the “EBITDA Statement”).  Such procedures shall include recalculation of the EBITDA Statement, comparison of amounts on the EBITDA Statement to the Audited December 31, 2004 Financial Statements and such other procedures as may be mutually agreed by Buyer and Seller.  The determination of 2004 EBITDA set forth on the EBITDA Statement shall be the final and conclusive determination of the same for all purposes under this Agreement.  All costs and expenses of the preparation of the Audited December 31, 2004 Financial Statements up to an aggregate of $300,000 shall be paid by the Company, but shall be deemed not to have been incurred for purposes of the calculation of the adjustments provided for in Section 1.4 and this Section 1.5, it being the intent of the parties that the economic effect of such preparation shall to such extent be borne by Buyer.  Any costs or expenses for such preparation in excess of such $300,000 limit shall be reimbursed by Seller promptly after written notice from Buyer accompanied by copies of third-party invoices demonstrating that such limit has been exceeded and the amount of such excess.

(b)                                 To the extent that 2004 EBITDA is less than Thirty-Three Million Five Hundred Twenty Nine Thousand Dollars ($33,529,000) (the “Initial EBITDA Threshold”), the Purchase Price shall be decreased at Closing by an amount equal to the product of (x) the excess of the Initial EBITDA Threshold over 2004 EBITDA, up to a maximum of One Million Dollars ($1,000,000), multiplied by (y) nine (9), it being acknowledged that the maximum Purchase Price reduction possible under this Section 1.5(b) shall be Nine Million Dollars ($9,000,000).

(c)                                  “2004 EBITDA” means the pro forma combined EBITDA of the Company and its Subsidiaries for the fiscal year ended December 31, 2004, determined on the basis of the line items included, and consistent with the principles applied, in the calculation of “Proforma Combined EBITDA” under the column headed “December 31, 2004 Proforma Combined I/S” of Exhibit 6 to the combined financial statements attached as Section 1.4(a) to the Company Disclosure Schedule~~.~~

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule of the Company (the “Company Disclosure Schedule”), the Company represents and warrants to Buyer as follows:

SECTION 2.1  Corporate Organization and Authority.

(a)                                  Except as set forth in Section 2.1(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, and (ii) duly qualified to do business in each jurisdiction in which the property owned, leased or operated by it, in each case except in such jurisdictions where such failure would not have a Material Adverse Effect (as defined in Section 10.1 hereof).

(b)                                 The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by the Board of Directors of the Company (the “Company Board”) and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement.  This Agreement has been duly executed and delivered by the Company and constitutes, assuming due authorization, execution and delivery of this Agreement by Buyer and Seller, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to or limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

SECTION 2.2  Capitalization.  The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $1.00 per share (the “Shares”).  As of the date of this Agreement, there are 1,000 Shares issued and outstanding, and Seller is the record and beneficial owner of all 1,000 Shares, free and clear of any and all Encumbrances (as defined in Section 2.3(a) below).  All outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were not issued in violation of any preemptive rights.  Except as set forth in Section 2.2 of the Company Disclosure Schedule, there are no outstanding (i) shares of capital stock or other voting securities of the Company; (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company; or (iii) options, warrants or other rights to acquire from the Company, or any obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.  Except as set forth in Section 2.2 of the Company Disclosure Schedule, there are no outstanding obligations of the Company to issue, sell, repurchase, redeem or otherwise acquire any capital stock of the Company or any Shares.  Except as set forth in Section 2.2 of the Company Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock or similar rights.  Except as set forth in Section 2.2 of the Company Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or similar voting arrangements with respect to the Company’s capital stock or any agreement relating to the issuance, sale, redemption, transfer or other disposition of the capital stock of the Company.

SECTION 2.3  Subsidiaries.

(a)                                  Section 2.3(a) of the Company Disclosure Schedule sets forth the name of each Subsidiary of the Company as of the date of this Agreement, and with respect to each such Subsidiary, the jurisdiction in which it is incorporated or organized.  The Company owns, directly or indirectly, all outstanding shares of each of its Subsidiaries, free and clear of any and all Encumbrances, and all such shares of each Subsidiary of the Company have been validly issued and are fully paid and nonassessable.  There is no existing option, warrant, call, commitment or agreement to which any Subsidiary of the Company is a party requiring, and there are no convertible securities of any such Subsidiary outstanding which upon conversion would require, the issuance of any additional shares of capital stock or other equity interests of any such Subsidiary or other securities convertible into shares of capital stock or other equity interests of any such Subsidiary or other equity security of any such Subsidiary.  Neither the Company nor any Subsidiary of the Company is a party to any voting trust, stockholder agreement, proxy or other voting agreement with respect to any of the shares or other equity interests of any such Subsidiary or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of the capital stock of any such Subsidiary.  For purposes of this Agreement, “Encumbrance” shall mean any lien, encumbrance, security interest, charge, mortgage, option, pledge or restriction on transfer of any nature whatsoever.  For purposes of this Agreement, “Subsidiary” means with respect to any Person, any corporation or other legal entity of which such Person owns, directly or indirectly, more than fifty percent (50%) of the outstanding stock or other equity interests, the holders of which are entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; provided, however, that a “Subsidiary” of the Company shall be deemed to include Falk Shanghai (except for purposes of representations and warranties with respect to ownership thereof).  For purposes of this Agreement, “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a joint-stock company, a trust, any unincorporated organization, a government or political subdivision thereof or any other entity.

(b)                                 Section 2.3(b) of the Company Disclosure Schedule sets forth the name of each entity in which the Company or any Subsidiary of the Company owns less than a majority of the outstanding voting securities or other voting equity interests (each a “Falk Affiliate”) and, with respect to each such entity, the jurisdiction in which it is incorporated or organized.

SECTION 2.4  Consents and Approvals; No Violations.

(a)                                  Except as set forth in Section 2.4(a) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Company or any of its Subsidiaries; (ii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) or result in the creation of any Encumbrance under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which the Company or any of its Subsidiaries is a party or by which they or any of their assets may be bound; or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any material order, injunction, decree, statute, rule or regulation of any governmental agency or authority or court to which the Company or any of its Subsidiaries is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations that would not individually or in the aggregate have or reasonably be expected to have a Material Adverse Effect or that would not prevent and delay the consummation of the transactions contemplated hereby.

(b)                                 Except as set forth in Section 2.4(b) of the Company Disclosure Schedule, no material filing or registration with, material notification to, or material authorization, consent or approval of, any local, state, federal or foreign court, legislative, executive, governmental or regulatory authority or agency (each, a “Governmental Authority”) is required in connection with the execution and delivery of this Agreement by the Company or the performance by the

Company of its obligations hereunder, except (i) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or any other competition or antitrust law in relevant jurisdictions; and (ii) those that become applicable as a result of the matters specifically related to Buyer or its Affiliates (as defined below.  In this Agreement, the term “Affiliate” shall, in respect of any Person, mean an “affiliate” of such person as such term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

SECTION 2.5  Financial Statements.  Attached to Section 2.5 of the Company Disclosure Schedule is a true and complete copy of the unaudited combined balance sheets of the Company and its Subsidiaries as of December 31, 2003 and December 31, 2004 (the latter, the “Unaudited December 31, 2004 Balance Sheet”), and of the unaudited combined statements of income of the Company and its Subsidiaries as of December 31, 2003 and December 31, 2004 (the latter, the “Unaudited December 31, 2004 Income Statement”) and the unaudited combined statement of cash flows of the Company and its Subsidiaries as of December 31, 2004 (including, in each case, any notes thereto) (the foregoing balance sheets, income statements and statement of cash flow collectively, the “Unaudited Company Financial Statements”).  The Unaudited Company Financial Statements were prepared in accordance with GAAP consistently applied and fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as of the dates thereof and the results of operations of the Company and its Subsidiaries for the periods then ended (subject to normal, recurring and year-end audit adjustments and the exclusion of certain footnotes thereto).

SECTION 2.6  Absence of Certain Changes.  Except as set forth in Section 2.6 of the Company Disclosure Schedule, as reflected on or reserved against on the Unaudited December 31, 2004 Balance Sheet, or as otherwise contemplated by this Agreement, since December 31, 2004, there has not occurred a Material Adverse Effect.  Without limiting the generality of the foregoing, except as set forth in Section 2.6 of the Company Disclosure Schedule, since such date neither the Company nor any of its Subsidiaries has:

(a)                                  purchased or redeemed any shares of its capital stock;

(b)                                 incurred any long-term indebtedness for borrowed money (except for intercompany borrowing that is recorded on the books of the Company);

(c)                                  mortgaged, pledged or subjected to any Encumbrance any property or asset having a value in excess of $1,000,000, except for Encumbrances incurred in the ordinary course of business or Permitted Encumbrances;

(d)                                 except as required by GAAP, made any material change in its accounting principles or the methods by which such principles are applied for financial reporting purposes;

(e)                                  increased the compensation of any officer or employee, or adopted any new or amended any existing Company Plans (as defined in Section 2.9 hereof), other than (i) in the ordinary course of business consistent with past practice or (ii) to comply with applicable law;

(f)                                    disposed or agreed to dispose of any property or asset having a value in excess of $1,000,000 that is necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, other than in the ordinary course of business; or

(g)                                 canceled or forgiven any debt or claim in an amount in excess of $1,000,000, except in the ordinary course of business;

provided, however, that no provision of this Agreement shall restrict or otherwise adversely affect the ability of the Company or its Subsidiaries to distribute all of its cash, cash equivalents and intercompany accounts receivable or use all of its cash and cash equivalents on or prior to the close of business on the Closing Date, through legal dividends to its stockholders, repayment of outstanding liabilities or otherwise.

SECTION 2.7  Absence of Undisclosed Liabilities.  Except as and to the extent set forth in this Agreement, the Company Disclosure Schedule or reflected or reserved against on the Unaudited December 31, 2004 Balance Sheet, none of the Company or any of its Subsidiaries has any liabilities or obligations that would be required to be so reflected or reserved against on a balance sheet (or disclosed in the footnotes thereto) prepared in accordance with GAAP consistently applied other than liabilities incurred in the ordinary course of business since December 31, 2004, except liabilities or obligations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 2.8  Taxes.

(a)                                  Except as set forth in Section 2.8 of the Company Disclosure Schedule:

(i)                                     Except as would not have a Material Adverse Effect, the Company and its Subsidiaries have timely and properly filed all Tax Returns (as defined below) required to be filed through the date hereof.  All such Tax Returns are true, correct and complete in all material respects.

(ii)                                  Except as would not have a Material Adverse Effect, the Company and its Subsidiaries have paid in full and satisfied on or before their respective due dates all Taxes (as defined below) due and owing by them, including any Taxes owed with respect to any completed and settled audit, examination or deficiency.  The unpaid Taxes of each of the Company and its Subsidiaries attributable to the Pre-Closing Tax Period will not, as of the Closing Date, exceed the reserve for Tax liability (other than a reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Closing Balance Sheet and taken into account in determining Closing Working Capital, and will not exceed that reserve as adjusted through the Closing Date in accordance with the past custom and practice of Company and its Subsidiaries in filing their Tax Returns.

(iii)                               Except as would not have a Material Adverse Effect, no deficiencies for any Tax have been proposed, asserted or assessed in writing or, to the Knowledge of the Company, threatened by any taxing authority against the Company or any of its Subsidiaries.  No audit, action, proceeding or claim is currently being conducted and to the Knowledge of the Company no unresolved audit, action or proceeding has been threatened with respect to the assessment or collection of Tax with respect to the Companies or any of its Subsidiaries.

(iv)                              Neither the Company nor any of its Subsidiaries is a party to any tax sharing, tax indemnity or tax allocation agreement or other similar arrangement.

(v)                                 There are no agreements to extend the period of assessment or collection of Taxes of the Company or any of its Subsidiaries.

(vi)                              Except as would not have a Material Adverse Effect, there are no liens for Taxes on any asset of the Company or any of its Subsidiaries other than Permitted Encumbrances (as defined in Section 2.14(a) hereof).

(vii)                           Neither the Company nor any of its Subsidiaries is (as of the date hereof) or has been (during the applicable period specified in Section 897(c)(1)(A) of the Code) a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(viii)                        Each of the Company and its Subsidiaries (A) has withheld from any employee, customer, independent contractor, creditor, stockholder and any other applicable payee proper and accurate amounts for all taxable periods in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws, (B) has remitted, or will remit on a timely basis, such amounts to the appropriate taxing authority, and (C) has furnished properly completed exemption certificates for all exempt transactions.

(ix)                                Since June 10, 1999, neither the Company nor any of its Subsidiaries is or has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or unitary state or local return (other than as a member of an affiliated group of which the common parent is United Technologies Corporation (such affiliated group, the “Group”)).  None of the Target Companies nor any of their Subsidiaries has any liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise (other than for Taxes of other members of the Group).

(x)                                   Neither the Company nor any of its Subsidiaries shall be required to include in a taxable period ending after the Closing Date taxable income attributable to income of the Company or any Subsidiary that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of (A) the installment method of accounting, (B) the long-term contract method of accounting, (C) a “closing agreement” as described in Section 7121 of the Code (or any provision of any foreign, state or local Tax law having similar effect) or (D) Section 481 of the Code (or any provision of any foreign, state or local Tax law having similar effect).

(xi)                                Neither the Company nor any of its Subsidiaries has (A) consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of any assets; (B)  agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (C) made an election, or is required, to treat any asset as owned by another person pursuant to the provisions of former Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (D) acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; or (E) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

(xii)                             The Company and each of its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that would give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.  Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(xiii)                          In the two years prior to the date of this Agreement, the Company has not distributed the stock of any other person, or has had its stock distributed by another person, in a transaction that was purported or intended to satisfy in whole or in part the requirements of Section 355 or Section 361 of the Code.

(xiv)                         The Company on the Closing Date will be a “consolidated target” within the meaning of Treasury Regulation Section 1.338(h)(10)-1, and the Group will be a “selling consolidated group” on the Closing Date within the meaning of such regulations and will be eligible to make an election under Section 338(h)(10) of the Code.

(xv)                            Except as would not have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has claimed nor will it claim any reserve under any provision of the Income Tax Act (Canada), if any amount could be included in the income of the Company or its Subsidiaries for any period ending after the Closing Date.

(b)                                 For purposes of this Agreement, (i) ”Code” means the Internal Revenue Code of 1986, as amended; (ii) ”Taxes” means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including income, corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, employment related (including employee withholding or employee payroll, FICA or FUTA) pay as you earn, withholding, social security, severance, stamp, alternative or add on minimum, capital stock, customs duties and franchise or other governmental taxes or charges, imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax or additional amount attributable to such taxes; and (iii) ”Tax Return” means any report, return, statement, claim for refund, information return or other written information supplied to a taxing authority in connection with Taxes.

SECTION 2.9  Employee Benefit Plans.

(a)                                  Section 2.9(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, each deferred compensation and each bonus or other incentive compensation arrangement, stock option, and other equity compensation plan, program or arrangement; each severance, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each profit-sharing, 401(k) savings or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, retention or severance agreement; and each other employee benefit plan, program, policy or agreement (whether or not subject to ERISA), in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or its Subsidiaries for the benefit of any current or former employee of the Company or any Subsidiary of the Company (the “Company Plans”).  Accurate and complete copies of all such Company Plans have been made available to Buyer.  Each Company Plan which is a defined contribution plan intended to qualify under Section 401 of the Code is so qualified and has received a current and valid determination letter from the Internal Revenue Service.

(b)                                 Except as set forth in Section 2.9(b) of the Company Disclosure Schedule and except as would not have a Material Adverse Effect: (i) all contributions required to be made by the Company with respect to each Company Plan on or prior to the Closing Date have been timely made or have been properly accrued on the Unaudited Company Financial Statements; (ii) each Company Plan has been operated substantially in accordance with its terms and the requirements of applicable law; (iii) the Company and its Subsidiaries have not incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA, in connection with the termination of, or withdrawal from, any Company Plan or other retirement plan or arrangement that the Company or any Subsidiary of the Company maintains or to which any of them contributes or has contributed nor will the Company or any of its Subsidiaries be subject to any direct or indirect liability under Title IV of ERISA as a result of any retirement plan or arrangement that any entity under common control with Seller within the meaning with of Section 4001(b)(1) of ERISA maintains or to which any such entity contributes or has contributed, and, to the Knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any liability to the Company; and (iv) neither the Company or any Subsidiary of the Company, nor any Company Plan has engaged in a transaction in connection with which the Company or any Subsidiary of the Company, any Company Plan, or any trustee or administrator thereof, could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

(c)                                  Except as set forth in Section 2.9(c) of the Company Disclosure Schedule, no Company Plan is subject to Title IV of ERISA or Section 302 of ERISA.  Neither the Company nor any Subsidiary of the Company is or has at any time during the past six years been required to contribute to a “multiemployer pension plan,” as defined in Section 3(37) of ERISA.  Neither the Company nor any Subsidiary of the Company has any liability or could incur any liability under any Company Plan not maintained or sponsored by the Company or any Subsidiary of the Company.

(d)                                 With respect to any foreign Company Plan which is a registered pension plan under the Pension Benefits Act of Ontario, (i) no such plan has received a transfer of assets from or been merged with another registered pension plan, (ii) no such plan has been subject to a partial wind-up in respect of which surplus assets relating to the partial wind-up group were not dealt with at the time of partial wind-up, (iii) no surplus assets have been withdrawn, other than proper payments of benefits to eligible beneficiaries, refunds of over-contributions and permit payments of reasonable expenses incurred by or in respect of such foreign Company Plan and

(iv) no material conditions have otherwise been imposed by any Person and no undertakings or commitments have been given to any employee or any other Person concerning the use of assets relating to any such foreign Company Plan or any related funding medium.  All employee data necessary to administer each foreign Company Plan in accordance with its terms and conditions and all Laws is in possession of the Company or its Subsidiaries and such data is complete, correct and in a form which is sufficient for the proper administration of each foreign Company Plan.

 (e)                               All Company Plans that are subject to the laws of any jurisdiction outside the United States are in material compliance with such applicable laws, including relevant Tax laws relating thereto, and the requirements of any trust deed under which they are established.  Neither the Company nor any of its Subsidiaries has incurred any obligations in connection with the termination or withdrawal from any such foreign Company Plans, or has any unfunded liability that is not reflected in the Company financial statements with respect to any such plans.

(f)                                    Except as set forth on Section 2.9(f) of the Company Disclosure Schedule, and except as required by applicable law, none of the Company Plans provide for medical or life insurance benefits to retired or former employees.

(g)                                 Except with respect to the agreements set forth on Section 5.7(g) of the Company Disclosure Schedule, none of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, or compliance by the Company and its Subsidiaries with any provisions hereof (whether alone or in connection with a subsequent event), will result in the accrual, acceleration of the time of payment or vesting of any material compensation or employee benefits under any Company Plans, whether or not any such payment, right or benefit would constitute a parachute payment within the meaning of Section 280G of the Code. With respect to the agreements set forth on Section 5.7(g) of the Company Disclosure Schedule, none provide for a payment, right or benefit that would constitute an excess parachute payment within the meaning of Section 280G of the Code.

(h)                                 Neither the Company nor any Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement or agreements that, individually or collectively, provide for the payment by either the Company or any Subsidiary of any amount that is an “excess parachute payment” pursuant to Section 280G of the Code.

SECTION 2.10  Environmental Matters.

(a)                                  (i)                                     “Environmental Claim” means any claim, action, litigation, notice of violation, cause of action, consent order, consent decree, investigation or written notice by any Person alleging potential liability arising out of, based on or resulting from (a) the presence or Release (as defined below) of any Hazardous Materials (as defined below) in, on, from or under any of the Real Property (as defined in Section 2.14(a) hereof) or at any third party location to which the Company sent, or caused to be sent, Hazardous Materials or (b) any violation or alleged violation of any Environmental Law (as defined below).

(ii)                                  “Environmental Laws” means all federal, state, local and foreign laws and regulations, all common law and all other provisions having the force or effect of law relating to pollution or protection of the environment, including those relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the use, treatment, storage, transport or handling of Hazardous Materials, including the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, and the Hazardous Materials Transportation Act, as amended.

(iii)                               “Hazardous Materials” means all materials, wastes or substances (A) defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or (B) defined by, or regulated under, any Environmental Law as a hazardous waste, hazardous material, hazardous substance, extremely hazardous waste, restricted hazardous waste, contaminant, pollutant, toxic waste, or toxic substance, including petroleum, petroleum products, asbestos, urea formaldehyde, radioactive materials and polychlorinated biphenyls.

(iv)                              “Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including, ambient air, surface water, groundwater and surface or subsurface strata).

(b)                                 Except as set forth in Section 2.10(b) of the Company Disclosure Schedule and except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect:

(i)                                     The Company and its Subsidiaries are in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, which are in full force and effect, and compliance with the terms and conditions thereof).  The Company and its Subsidiaries have not received since January 1, 2002 any written communication, whether from a Governmental Authority, citizens’ group, employee or any other Person, alleging that the Company and its Subsidiaries are not in such compliance.

(ii)                                  There is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company and its Subsidiaries or against any Person whose liability for any Environmental Claim the Company and its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(iii)                               None of the Real Property (as defined in Section 2.14 hereof) is listed on the National Priorities List pursuant to CERCLA, or to the Knowledge of the Company, on an equivalent foreign, federal or state list of sites required to be investigated or cleaned up under an Environmental Law.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has since January 1, 2002, has received any written CERCLA Section 104(e) request, or potentially responsible party or “PRP” notice or any similar information request or notice under CERCLA or any similar state law.

(iv)                              To the Knowledge of the Company, no Person has treated, stored, disposed of, arranged for the disposal of, transported to, or Released in reportable quantities any Hazardous Materials from, on or under any Real Property since January 1, 2002 except (A) in compliance with applicable Environmental Laws, and (B) in a manner that has not resulted in and is not reasonably likely to result in an Environmental Claim or required remediation under any Environmental Law.

(v)                                 Neither the Company nor its Subsidiaries is responsible for, or party to any contract or other agreement entered into after January 1, 2002 and by which it is currently obligated to indemnify any other person with respect to, or be reasonably responsible for, any Environmental Claims, violations, obligations or liabilities under any applicable Environmental Law, including, without limitation, related to any real property formerly owned or operated by the Company or any Subsidiary of the Company.

(c)                                  To the Knowledge of the Company, except as set forth on Section 2.10(c) of the Company Disclosure Schedule the Company has provided to Buyer true and correct copies of all material written environmental reports or studies prepared by third parties since January 1, 2000 relating to the current condition of the Real Property and are in possession of the Company, Seller or any of their Affiliates, other than reports in respect of the Real Properties located at 12001 and 12009 W. Capital Drive, Wauwatosa, Wisconsin (the “Wauwatosa Facility”).

(d)                                 To the Knowledge of the Company, other than de minimis quantities, all foundry sand and related substances used, sold, transferred or distributed by the Company or its Subsidiaries for beneficial reuse purposes are and have been in material compliance with, and have met either Category 1 or Category 2 levels as defined in, Wisconsin Administrative Code Chapter NR 538.

(e)                                  With respect to any environmental matter, and except as set forth in Section 2.10(e) of the Company Disclosure Schedule,

(i)  there are no suits, actions, claims, proceedings or investigations pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries (or any of its stockholders or shareholders, as the case may be, officers or directors in connection with the business or affairs of the Company or any of its Subsidiaries), before any arbitrator or Governmental Authority that either (i) if adversely determined, would result in the payment of monetary damages or other amounts in excess of $50,000 in any instance or (ii) request or seek the issuance of an injunction or restraining order or the granting of any equitable relief, and

(ii) there are no outstanding judgments, decrees, injunctions, or orders issued against the Company or any of its Subsidiaries by any (i) United States court or (ii) to the Company’s Knowledge, any other Governmental Authority or arbitrator.

(f)                                    Notwithstanding any other provision of this Agreement, the representations and warranties made in this Section 2.10 are the sole and exclusive representations and warranties made in this Agreement by Seller, the Company and its Subsidiaries with respect to environmental matters.  For purposes of this Section 2.10,

“environmental” shall not include any matter pertaining to compliance with the rules or regulations promulgated by the Occupational Safety and Health Administration.

SECTION 2.11  Legal Proceedings, etc.  Except as set forth in Section 2.11 of the Company Disclosure Schedule, there are no suits, actions, claims, proceedings or investigations pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries (or any of its stockholders or shareholders, as the case may be, officers or directors in connection with the business or affairs of the Company or any of its Subsidiaries), before any arbitrator or Governmental Authority that either (i) if adversely determined, would result in the payment of monetary damages or other amounts in excess of $50,000 in any instance or (ii) request or seek the issuance of an injunction or restraining order or the granting of any equitable relief.  There are no outstanding judgments, decrees, injunctions, or orders issued against the Company or any of its Subsidiaries by any (i) United States court or (ii) to the Company’s Knowledge, any other Governmental Authority or arbitrator.

SECTION 2.12  Compliance with Applicable Law.  Except (a) as set forth in Section 2.12 of the Company Disclosure Schedule and (b) for any matter that is a subject of the representations and warranties in Sections 2.1, 2.8, 2.9 or 2.10 hereof,

(i)                                     each of the Company and its Subsidiaries is in material compliance with all applicable laws, ordinances, rules and regulations of any Governmental Authority applicable to its business and operations,

(ii)                                  each of the Company and its Subsidiaries has during the past three (3) years been in material compliance with all applicable laws, ordinances, rules and regulations of any Governmental Authority applicable to its business and operations, except for such non-compliance as has not resulted in and is not reasonably likely to result in any criminal sanction or any fine or penalty of greater than $500,000 in any instance, and

(iii)                               all governmental approvals, permits, licenses and other governmental authorizations (collectively, “Permits”) required to conduct the business of the Company and its Subsidiaries are in the possession of the Company or any of its Subsidiaries, are in full force and effect and are being complied with in all material respects.

SECTION 2.13  Certain Contracts and Arrangements.  Section 2.13 of the Company Disclosure Schedule sets forth all contracts or group of related contracts with the same party of the following types to which the Company or any Subsidiary of the Company is a party:

(a)                                  Contracts for the purchase or sale of supplies, products or other personal property or for the furnishing or receipt of services which involves a sum in excess of $1,000,000 for calendar year 2004 (excluding any tooling orders);

(b)                                 Joint venture, partnership or limited liability company agreements or other similar agreements (however named) involving an equity investment by the Company or any Subsidiary of the Company in any other Person;

(c)                                  Contracts containing covenants of the Company or any Subsidiary of the Company that would (i) prohibit the Company or any of its Subsidiaries from conducting its respective business as currently conducted in the geographical areas in which it currently operates or (ii) to the Company’s Knowledge, restrict the Company or any of its Subsidiaries in conducting any business anywhere in the world;

(d)                                 Contracts with Seller, UTC or any UTC Affiliate (as such terms are defined in Section 5.11 hereof);

(e)                                  Contracts entered into after June 30, 1999 relating to the acquisition or disposition by the Company or any Subsidiary of the Company or any operating business or business unit or the capital stock or other equity interest of any other Person;

(f)                                    Contracts relating to Indebtedness (as defined in Section 5.18 hereof), guarantee, loan, letter of credit, surety bond or financing agreement or instrument of other contract for money borrowed, including any agreement or commitment for future loans, credit or financing entered into by the Company or any of its Subsidiaries; and

(g)                                 Any licensing agreement relating to any material intellectual property used in the business as currently conducted by the Company and its Subsidiaries, other than (x) licenses with respect to software that is generally commercially available to the public, (y) licenses with respect to intellectual property that is subject to the Transitional Services Agreements, and (z) the licenses of intellectual property separately identified on Section 2.13 of the Company Disclosure Schedule as being intellectual property of UTC or a UTC Affiliate that is not to be subject to the Transitional Services Agreements

(collectively, the “Material Contracts”).  Except as set forth in Section 2.13 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any of the Material Contracts, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults as individually or in the aggregate would not have a Material Adverse Effect.  The Company has delivered or made available to Buyer copies of the Material Contracts.

SECTION 2.14  Real Property.

(a)                                  For purposes of this Agreement, a “Permitted Encumbrance” means any (i) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, landlord’s and other similar Encumbrances arising or incurred in the ordinary course of business; (ii) Encumbrance arising or resulting from any action taken by Buyer; (iii) Encumbrance for current Taxes, assessments and other governmental charges not yet due and payable or that may subsequently be paid without penalty; (iv) Encumbrance for current Taxes, assessments and other governmental charges that have become due and payable that are being contested in good faith by appropriate proceedings for which appropriate reserves in accordance with GAAP have been established; (v) Encumbrance which would appear on an accurate survey of Real Property (as defined below) that do not materially adversely affect the current use of such Real Property;

(vi) other covenant, condition, restriction, reservation, right, claim, right-of-way, easement or other Encumbrance or matter of record affecting title that does not materially adversely affect the current use of the assets and property of the Company and its Subsidiaries; (vii) zoning, building, land use, and other similar restrictions imposed by law, statute, rule, regulation, ordinance, order or process promulgated by any Governmental Authority; (viii) matters of public record set forth in the title materials made available to Buyer; and (ix) the terms of the Leases and liens of the lessor under the Leases for sums not yet due and payable.  “Leases” means the real property leases, subleases, licenses and use or occupancy agreements pursuant to which the Company or any Subsidiary of the Company is the lessee, sublessee, licensee, user or occupant of real property, or interests therein, necessary for the conduct of, or otherwise material to, the business of the Company and its Subsidiaries as it is currently conducted.  “Leased Real Property” means all real property and interests in real property leased, subleased, licensed, used or occupied by the Company or any Subsidiary of the Company pursuant to the Leases.  “Owned Real Property” means all real property and interests in real property owned by the Company or any Subsidiary of the Company.  “Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

(b)                                 Section 2.14(b) of the Company Disclosure Schedule contains a complete and correct list of all Owned Real Property setting forth information sufficient to identify specifically such Owned Real Property and the record owner thereof.  The Company or its applicable Subsidiary has good and valid fee title to the Owned Real Property, free and clear of any material Encumbrances other than Permitted Encumbrances.  Except as set forth in Section 2.14(b) of the Company Disclosure Schedule, there are no outstanding options or rights of first refusal to purchase the Owned Real Property or any material portion thereof.  Except as set forth on Section 2.14(b) of the Company Disclosure Schedule, there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of the Owned Real Property.

(c)                                  Section 2.14(c) of the Company Disclosure Schedule sets forth a complete and correct list of all Leased Real Property setting forth information sufficient to identify specifically such Leased Real Property.  Each such Lease grants the Company or its applicable Subsidiary the right to use and occupy the applicable Leased Real Property in accordance with the terms thereof, subject to Permitted Encumbrances.  The Company or its applicable Subsidiary has a valid leasehold estate in such Leased Real Property created under the respective Lease, which leasehold estate is free and clear of any Encumbrances other than Permitted Encumbrances.  Notwithstanding the foregoing or any other provision hereof to the contrary, as provided by Section 5.11 hereof each Lease under which the lessor is Seller, UTC or any UTC Affiliate shall terminate as of Closing without further obligation or liability of such lessor.

(d)                                 The Real Property constitutes all the fee, leasehold and other interests in real property (i) held by the Company and its Subsidiaries and (ii) necessary for the conduct of, or otherwise material to, the business of the Company and its Subsidiaries as it is currently conducted, except for any fee, leasehold or other interest acquired or disposed of in the ordinary course of business after the date hereof.

SECTION 2.15  Labor Matters.  Except as set forth in Section 2.15 of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any labor union contract or collective bargaining agreement and there are no labor union contracts or collective bargaining agreements which pertain to persons employed by the Company or any of its Subsidiaries; (ii) during the past three (3) years there have been no labor organization or group of employees of the Company or any Subsidiary of the Company has made in writing a pending demand for recognition, and during the past three (3) years there have been no representation proceedings or petitions seeking a representation proceeding pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal nor, to the Knowledge of the Company, are there any activities or proceedings on behalf of or by any labor union to organize any such employees; (iii) there are no material unfair labor practice charges or complaints, or any current union representation questions, involving employees or former employees of the Company or any of its Subsidiaries pending against the Company before the National Labor Relations Board or similar foreign entity; and (iv) there are no strikes, work stoppages, unfair labor practice charges, slowdowns, lockouts or other material labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries.  In the past three (3) years neither the Company nor any of its Subsidiaries has experienced any such strike, work stoppage or other labor dispute.  The Company has delivered or otherwise made available to Buyer true, correct and complete copies of the labor or collective bargaining agreements listed on Section 2.15 of the Company Disclosure Schedule, together with all amendments, modifications or supplements thereto.

SECTION 2.16  Insurance.  The Company or its parent(s) maintains insurance policies with respect to the property, assets, operation and business of the Company and its Subsidiaries, and all such insurance policies are in full force and effect; provided, however, that at and after Closing the availability of the past and present policies of the Company or any Subsidiary to cover any occurrences or claims shall be limited as set forth in Section 5.12 hereof.  Neither the execution and delivery of this Agreement, the performance of this Agreement by the parties hereto nor the consummation of the transactions contemplated hereby will terminate, result in the termination or cancellation of, or (except as among the parties hereto and their affiliates as expressly contemplated by Section 5.12) limit any insurance policy held by the Company or any of its Subsidiaries.

SECTION 2.17  Intellectual Property.

(a)                                  To the Knowledge of the Company, except (x) as set forth on Section 2.17 of the Company Disclosure Schedule, (y) for intellectual property specifically identified on Section 2.13 of the Company Disclosure Schedule pursuant to clause (z) of Section 2.13(g), and (z) for intellectual property and services to be provided under the Transitional Services Agreements, the Company and its Subsidiaries own or have the right to use all patents, trademarks and service marks, domain names, copyrights, computer software, trade secrets and know how, including any applications and registrations of any of the foregoing, necessary in any material respect for the operation of the business of the Company and its Subsidiaries as currently conducted (collectively, the “Company Intellectual Property”).

(b)                                 Section 2.17 of the Company Disclosure Schedule sets forth a complete list of all patents, trademarks and service marks and any applications or registrations for any of the foregoing owned or held by the Company and its Subsidiaries.

(c)                                  Except as provided in Section 2.17 of the Company Disclosure Schedule, there are no pending or, to the Knowledge of the Company, threatened proceedings or litigation or other adverse claims by any Person against the use by the Company and its Subsidiaries of any Company Intellectual Property.

(d)                                 Except as provided in Section 2.17 of the Company Disclosure Schedule, to the Knowledge of the Company, (i) the business of the Company and its Subsidiaries as currently conducted does not infringe upon or violate the intellectual property rights of any third party and (ii) no third party is infringing upon or violating the Company Intellectual Property that is owned by the Company and it Subsidiaries.

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(c)                                  Except as provided in Section 2.17 of the Company Disclosure Schedule, there are no pending or, to the Knowledge of the Company, threatened proceedings or litigation or other adverse claims by any Person against the use by the Company and its Subsidiaries of any Company Intellectual Property.

(d)                                 Except as provided in Section 2.17 of the Company Disclosure Schedule, to the Knowledge of the Company, (i) the business of the Company and its Subsidiaries as currently conducted does not infringe upon or violate the intellectual property rights of any third party and (ii) no third party is infringing upon or violating the Company Intellectual Property that is owned by the Company and it Subsidiaries.

SECTION 2.18  Certain Fees.  Except as set forth in Section 2.18 of the Company Disclosure Schedule, (i) the Company has not employed any financial advisor or finder and (ii) the Company has not incurred any liability for any financial advisory or finders’ fees or similar compensation in connection with this Agreement or the transactions contemplated hereby.

SECTION 2.19  Sufficiency of Assets. Except (i) for subcontracting activities in the ordinary course of business, and (ii) for those assets and services that are to be provided under the Transitional Services Agreements, the assets owned, leased or held for use by the Company and its Subsidiaries are sufficient to permit the Company and its Subsidiaries to conduct their businesses as currently conducted in all material respects.  The Company and its Subsidiaries hold valid title to all owned personal property of the Company and its Subsidiaries, free and clear of all Encumbrances other than Permitted Encumbrances.

SECTION 2.20  Customers, Suppliers and Distributors.  Except as disclosed in Section 2.20 of the Company Disclosure Schedule or in the ordinary course of the Company’s business, as of the date of this Agreement neither the Company nor any of its Subsidiaries has received any written notice that any (i) Material Customer has ceased, or will cease, to use its products, equipment, goods or services, or has materially reduced, or will materially reduce, the use of such products, equipment, goods or services at any time, (ii) Material Supplier will not sell raw materials, supplies, merchandise and other goods to the Company or any of its Subsidiaries at any time after the Closing Date on terms and conditions substantially similar to those currently in effect, subject only to general and customary price increases, or (iii) Material Distributor will not sell the Company or any of its Subsidiaries’ goods or merchandise at any time after the Closing Date on terms and conditions substantially similar to those currently in effect.   “Material Customer”, “Material Supplier” and “Material Distributor” shall respectively mean (i) the top ten (10) customers of the Company and its Subsidiaries for the twelve months ended December 31, 2004, determined on the basis of the gross revenues for such year attributable to such customers, (ii) the top ten (10) suppliers of the Company and its Subsidiaries for the twelve months ended December 31, 2004, determined on the basis of the gross expenditures for such year attributable to such suppliers, and (iii) the top ten (10) distributors of the Company and its Subsidiaries for the twelve months ended December 31, 2004, determined on the basis of the gross revenues for such year attributable to such distributors.

SECTION 2.21  Intercompany Indebtedness and Accounts Payable.  Section 2.21 of the Company Disclosure Schedule accurately describes all Indebtedness or other accounts payable (including the principal amount thereof) as of February 28, 2005, owed by the Company or any of its Subsidiaries to any of the Company, any of its Subsidiaries or Seller, UTC or any UTC Affiliate.

SECTION 2.22  Disclaimer of Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE II, NEITHER THE COMPANY NOR SELLER, NOR ANY PERSON ACTING ON THEIR BEHALF, MAKES NOR HAS MADE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE FUTURE SALES OR PROFITABILITY OF THE COMPANY’S BUSINESS, OR REPRESENTATIONS OR WARRANTIES ARISING BY STATUTE OR OTHERWISE IN LAW, FROM A COURSE OF DEALING OR USAGE OF TRADE.  ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY THE COMPANY.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

In order to induce Buyer to enter into this Agreement, Seller represents and warrants to Buyer as follows:

SECTION 3.1  Authority and Related Matters.  Seller has all requisite corporate power, authority and legal capacity to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by Seller, including by the Board of Directors of Seller, and no other corporate or similar proceedings on the part of Seller and, as the case may be, its Board of Directors are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Seller, and constitutes, assuming the due authorization, execution and delivery of this Agreement by Buyer, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that such enforcement may be subject to or limited by (i) the effect of any bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).  Seller is duly organized, validly existing and in good standing under the laws of its state of organization.

SECTION 3.2  Share Ownership.  Except as set forth in Section 3.2 of the Seller Disclosure Schedule attached hereto, Seller is the record and beneficial owner of the Shares, free and clear of any and all Encumbrances, and the Shares have been validly issued and are fully paid and non-assessable.  Except for this Agreement and the transactions contemplated hereby, and except as disclosed in Section 2.2 of the Company Disclosure Schedule, there are no agreements, arrangements, warrants, options, puts, calls, rights or other commitments or understandings of any character to which Seller or any Affiliate of Seller is a party or by which any of its assets is bound and relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any Shares or other capital stock of the Company or other securities convertible into capital stock of the Company.

SECTION 3.3  Consents and Approvals; No Violations.

(a)                                  Neither the execution and delivery by Seller of this Agreement nor the performance by Seller of its obligations hereunder will (i) conflict with or result in any breach of any provision of any certificate of incorporation or bylaws of Seller; (ii) result in the creation or imposition of any Encumbrance upon the Shares; or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Authority to which Seller is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations that would not individually, or in the aggregate, have a material effect on the ability of Seller to consummate the transactions contemplated hereby.

(b)                                 Except as set forth in Section 2.4(b) of the Company Disclosure Schedule or Section 3.3(b) of the Seller Disclosure Schedule, no filing, declaration or registration with, notification to, or waiver, permit, order, authorization, consent or approval of any Governmental Authority or any other Person is required in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of its obligations hereunder, except (i) compliance with any applicable requirements of the HSR Act or any other competition or antitrust law in relevant jurisdictions; (ii) those that become applicable as a result of matters specifically related to Buyer or its Affiliates; or (iii) such other consents, approvals orders, authorizations, notifications, registrations, declarations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, have a material effect on the ability of Seller to consummate the transactions contemplated hereby.

SECTION 3.4  Certain Fees.  Except as set forth in Section 3.4 of the Seller Disclosure Schedule, (i) Seller has not employed any financial advisor or finder and (ii) Seller has not incurred any liability for any financial advisor or finders’ fees or similar compensation in connection with this Agreement or the transactions contemplated hereby.

SECTION 3.5  Legal Proceedings.  As of the date of this Agreement, there are no suits, actions, claims, proceedings, or investigations pending against Seller before any court, arbitrator or administrative or governmental body, United States or foreign which, if adversely determined, would have a material effect on the ability of Seller to consummate the transactions contemplated hereby.

SECTION 3.6  Disclaimer of Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, SELLER DOES NOT MAKE AND HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATIONS OR WARRANTIES AS TO THE FUTURE SALES OR PROFITABILITY OF THE COMPANY’S BUSINESS, OR REPRESENTATIONS OR WARRANTIES ARISING BY STATUTE OR OTHERWISE IN LAW, FROM A COURSE OF DEALING OR USAGE OF TRADE.  ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY SELLER.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

In order to induce the Company and Seller to enter into this Agreement, Buyer hereby represents and warrants to each of the Company and Seller as follows:

SECTION 4.1  Corporate Organization and Authority.

(a)                                  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(b)                                 Buyer has the requisite power, authority and legal capacity to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by Buyer, including by the board of directors of Buyer, and no other corporate or similar proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Buyer and constitutes, assuming due authorization, execution and delivery of this Agreement by the Company and Seller, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that such enforcement may be subject to or limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

SECTION 4.2  Consents and Approvals; No Violations.

(a)                                  Except as set forth in Section 4.2(a) of the disclosure schedule of Buyer (the “Buyer Disclosure Schedule”), neither the execution and delivery of this Agreement nor the performance by Buyer of its obligations hereunder will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of Buyer and its Subsidiaries; (ii) result in a violation or breach of, or default (or give rise to any right of termination, cancellation or acceleration) or result in the creation of any Encumbrance under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation relating to the business of Buyer or to which Buyer or any of its Subsidiaries is a party or by which Buyer or any of its Subsidiaries or any of the assets used or held for use by Buyer or any of its Subsidiaries may be bound; or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Authority to which Buyer is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations that would not individually, or in the aggregate, reasonably be expected to materially impact the ability of Buyer to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

(b)                                 Except as set forth in Section 4.2(b) of the Buyer Disclosure Schedule, no filing, declaration or registration with, notification to, or waiver, permit, order, authorization, consent or approval of, any Governmental Authority or any other Person is required in connection with the execution and delivery of this Agreement by Buyer or the performance by Buyer of its obligations hereunder, except (i) compliance with any applicable requirements of the HSR Act or any other competition or antitrust law in relevant jurisdictions and (ii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to materially impact the ability of Buyer to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

SECTION 4.3  Legal Proceedings, etc.  Except as set forth in Section 4.3 of the Buyer Disclosure Schedule, as of the date of this Agreement, there are no suits, actions, claims, proceedings or investigations pending, or, to the knowledge of Buyer, threatened against or involving Buyer or any of its Subsidiaries (or any of their respective officers or directors in connection with the business or affairs of Buyer and its Subsidiaries) before any arbitrator or Governmental Authority which, if adversely determined, would reasonably be expected to materially impact the ability of Buyer to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.  As of the date of this Agreement, there are no such suits, actions, claims, proceedings or investigations pending or, to the knowledge of Buyer, threatened challenging the validity or propriety of the transactions contemplated by this Agreement.  Neither Buyer nor any of its Subsidiaries is subject to any judgment, decree, injunction or orders of any court, which would reasonably be expected to materially impact the ability of Buyer to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

SECTION 4.4  Certain Fees.  Except as set forth in Section 4.4 of the Buyer Disclosure Schedule, (i) Buyer has not employed any financial advisor or finder and (ii) Buyer has not incurred any liability for any financial advisory or finders’ fees or similar compensation in connection with this Agreement or the transactions contemplated hereby.

SECTION 4.5  Acquisition of Shares for Investment.  Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Shares.  Buyer confirms that the Company and Seller have made available to Buyer the opportunity to ask questions of the officers and management employees of the Company and to acquire additional information about the business and financial condition of the Company and its Subsidiaries.  Buyer is acquiring the Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Shares.  Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, or any applicable state securities laws, except pursuant to an exemption from such registration available under the Securities Act of 1933, as amended, or any applicable state securities laws.

SECTION 4.6  Solvency.  At and immediately following the Closing, the Company and its Subsidiaries will be, on a consolidated basis, Solvent (as defined below) after giving effect to the purchase and sale of the Shares and any other transactions contemplated by

Buyer or any of its Affiliates on such date or which would be otherwise taken into account in determining whether the transactions contemplated hereby were a fraudulent conveyance or impermissible dividend under applicable law.  For purposes of this Agreement, “Solvent” shall mean with respect to any Person that (i) the fair saleable value of the property of such Person is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date; (ii) as of such date, such Person is able to pay all of its liabilities as such liabilities mature; (iii) such Person does not have unreasonably small capital for conducting the business theretofore or proposed to be conducted by such Person and its Subsidiaries; and (iv) such Person has not incurred nor does it plan to incur debts beyond its ability to pay as they mature.

SECTION 4.7  Financing.  Buyer currently has financing commitments issued by Deutsche Bank Trust Company Americas and Credit Suisse First Boston, as attached as Exhibit C to this Agreement (collectively, the “Financing Commitment”) and, assuming consummation of the financing transaction contemplated by the Financing Commitment, as of the Closing will have immediately available all funds necessary to consummate the transactions contemplated by this Agreement, including the payment at Closing of the Purchase Price, any Post-Closing Adjustment described in Section 1.4, and the payment of all expenses incurred by Buyer in connection with the transactions contemplated by this Agreement.

SECTION 4.8  Investigation by Buyer; Seller’s Liability.  Buyer has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company and acknowledges that Buyer has been provided access to the personnel, properties, premises and records of the Company for such purpose.  In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis, and Buyer:  (i) acknowledges that none of Seller, the Company or any of their respective directors, officers, shareholders, employees, Affiliates, controlling Persons, agents, advisors or Representatives makes or has made any representation or warranty, either express or implied, as to the accuracy of completeness of any of the information provided or made available to Buyer or its directors, officers, employees, Affiliates, controlling Persons, agents, advisors or Representatives and (ii) agrees, to the fullest extent permitted by law, that none of Seller, the Company or any of their respective directors, officers, employees, stockholders or shareholders, as the case may be, Affiliates, controlling Persons, agents, advisors or Representatives shall have any liability or responsibility whatsoever to Buyer or its directors, officers, employees, Affiliates, controlling Persons, agents, advisors or Representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to Buyer or its directors, officers, employees, Affiliates, controlling Persons, advisors, agents or Representatives (or any omissions therefrom), including in respect of the specific representations and warranties of Seller set forth in this Agreement, except that the foregoing limitations in clauses (i) and (ii) shall not apply (A) in any case of fraud by Seller, the Company or any of their respective directors, officers, employees, stockholders or shareholders, as the case may be, Affiliates, controlling Persons, agents, advisors or Representatives and (B) to the extent the Company or Seller make the specific representations and warranties set forth in Article II or Article III of this Agreement, respectively, but always subject to the limitations and restrictions contained herein.

ARTICLE V

COVENANTS

SECTION 5.1  Conduct of the Business.  The Company agrees that, during the period from the date hereof until the earlier of the Closing or the termination of this Agreement, except as (i) otherwise expressly contemplated hereby; (ii) set forth in Section 5.1 of the Company Disclosure Schedule; or (iii) consented to by Buyer, in writing (which consent shall not be unreasonably withheld), the Company shall, and shall use its commercially reasonable efforts in its capacity as sole shareholder to cause each of its Subsidiaries to (and Seller agrees in its capacity as sole shareholder of the Company to cause the Company and its Subsidiaries to):

(a)                                  conduct their respective businesses, and maintain their respective assets, properties, business organizations and relationships with customers, suppliers and employees, in each case in the ordinary course consistent with past practice;

(b)                                 not amend the certificate of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries;

(c)                                  not transfer, issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of any shares of capital stock of any class of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of, or any other ownership interest in, the Company or any of its Subsidiaries;

(d)                                 not repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities, or other ownership interests in, the Company or any of its Subsidiaries;

(e)                                  not reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, or any security or right exchangeable or exercisable for, or convertible into, the capital stock of the Company or any of its Subsidiaries or declare or pay any dividend on the capital stock of the Company or any Subsidiary of the Company other than in cash;

(f)                                    other than in the ordinary course of business consistent with past practice, not (i) incur any indebtedness for borrowed money (except for short term indebtedness incurred in the ordinary course of business); (ii) make any capital expenditures in excess of $2,000,000 except as provided in the capital plan of the Company for 2005; (iii) sell or dispose of any of its properties or assets having a value individually or in the aggregate in excess of $2,000,000; (iv) make any loans, advances or capital contributions to, or investments in, any other Person on behalf of the Company or any of its Subsidiaries; or (v) make any change in any of the present accounting methods and practices of its business, except as required by changes in GAAP;

(g)                                 other than in the ordinary course of business, consistent with past practice, not enter into, amend, extend, materially modify, terminate or renew any Material Contract;

(h)                                 other than in the ordinary course of business, consistent with past practice, not modify or amend the employment arrangements with senior executive officers of the Company and its Subsidiaries, enter into or amend any employment, severance, termination or other similar agreement (except in connection with the hiring of any new employee earning less than $100,000 per year), adopt any new or amend any existing Company Plan (except as may be required by applicable law), or make any loans to any of its officers, directors, employees, agents or consultants;

(i)                                     not assign, transfer, convey, lease or otherwise dispose of any of the material properties or assets (except for inventory, obsolete equipment, or other assets sold for fair consideration in the ordinary course of business consistent with past practice) or the Company or any of its Subsidiaries;

(j)                                     not permit the Company or any of its Subsidiaries to enter into or agree to enter into any merger or consolidation with any corporation or other entity; and

(k)                                  except as would not have an adverse effect on Buyer, the Company, any of its Subsidiaries or any of their Affiliates in a Post-Closing Tax Period, not make or change any election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, enter into any agreement in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or take any similar action or omit to take any action relating to the filing of any Tax Return or the payment of any Tax if such action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of Buyer, the Company or any of its Subsidiaries;

(l)                                     except for any controversy in respect of Taxes, which shall be governed exclusively by Section 5.1(k) hereof, not settle or compromise any material controversy if the settlement pertains to the Company or any of its Subsidiaries (excluding any settlement in respect of either the Amber Matter or any Asbestos Claim to the extent not directly impacting the ongoing business of the Company or any of its Subsidiaries or otherwise affecting the Company or any of its Subsidiaries (other than by monetary payment or by any action or commitment to be performed by Seller contemplated by this Agreement); and

(m)                               not agree, commit, or adopt any plan or proposal to take any of the actions set forth in clauses (b) through (l) above.

SECTION 5.2  Access to Information; Confidentiality

(a)                                  Upon reasonable advance notice, between the date hereof and the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall give Buyer, its counsel, financial advisors, consultants, financing sources, auditors and other authorized representatives (collectively, “Representatives”) reasonable access during normal business hours to the offices, properties, books and records of the Company.  In particular the Company shall permit Buyer’s Representatives, at Buyer’s sole cost and expense, to conduct all such Phase I inspection (but not Phase II testing or investigatory work) in respect of environmental matters at the Company’s Facilities (as defined below) as Buyer may reasonably request; provided that any such Phase I inspection does not interfere with the operation of the Company’s business.  Buyer’s exercise of its rights of inspection by or on behalf of Buyer under this Section 5.2(a) shall not mitigate or otherwise affect any of the obligations of Seller under Article IX of this Agreement.  For a period of six years after the Closing Date, (ii) Seller and its Representatives shall have reasonable access during business hours to all the books and records of the Company to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Company on or prior to the Closing Date, provided that any such access does not unreasonably interfere with the operation of the Company’s or any of its Subsidiaries’ businesses, and (ii) Buyer and its Representatives shall have reasonable access during business hours to all the books and records of Seller to the extent that such access may reasonably be required by Buyer in connection with matters relating to or affected by the operations of the Company after the Closing Date; in each case, including for the purposes of preparing and filing Tax Returns (as described in Section 5.8 hereof).  For purposes of this Agreement, a “Facility” shall mean any of the Real Properties (or related groups of Real Properties); provided, however, that for purposes of the use of “Facility” in Section 9.1(c), clause (5) of Section 9.4(c)(i), Section 9.4(c)(iv) and Section 9.4(f)(iv), a “Facility” shall mean solely one of the Owned Real Properties (or related groups of Owned Real Properties) described as a Facility on Section 5.2 of the Company Disclosure Schedule, it being acknowledged and agreed that such provisions shall relate solely to the sale, transfer or other disposition in a single transaction of the entirety of the Owned Real Property(ies) included in such Facility, and not to the sale, transfer or other disposition of any part thereof or lesser interest therein.

(b)                                 Buyer will treat and hold any information and materials it receives in the course of the reviews contemplated by Section 5.2(a) in accordance with the Confidentiality Agreement of even date herewith among Buyer, UTC, Seller and the Company (the “Confidentiality Agreement”.

(c)                                  Upon request, between the date hereof and the earlier of the Closing or the termination of this Agreement in accordance with its terms, Buyer shall provide Seller with a detailed and current report of any change, breach or default of the representations, covenants, conditions or preconditions to the Financing Commitment or any assertions by those making the Financing Commitment that such commitment is no longer of any force or effect, provided that no such report shall amend Buyer’s representations and warranties set forth in Section 4.7.

SECTION 5.3  Release and Covenant Not to Sue.

(a)                                  Buyer and the Company, on their own behalf and that of each other Buyer Indemnified Party (collectively, the “Releasing Parties”), hereby release, acquit and discharge, effective as of and conditioned upon Closing, but otherwise unconditionally and without reservation, each individual who on or prior to the Closing Date were officers or directors of the Company or any Subsidiary of the Company, and the heirs, trustees, fiduciaries and administrators of such officers or directors (collectively, the “Released Parties”) from any and all manner of claims, counterclaims, cross-claims, actions, causes of action, rights, disputes, controversies, judgments, debts, agreements, contracts, covenants, promises, representations, misrepresentations, allegations, demands, obligations, duties, suits, rights of contribution and indemnity, liens, expenses, assessments, penalties, charges, injuries, losses, costs (including, without limitation, attorneys fees and costs incurred), damages (including, without limitation, compensatory, consequential, bad faith or punitive damages), sanctions, and liabilities, direct or indirect, of any and every kind, character, nature and manner whatsoever, in law or in equity, civil or criminal, administrative or judicial, contract, tort (including, without limitation, bad faith, fraud and negligence of any kind) or otherwise, whether now known or unknown, claimed or unclaimed, asserted or unasserted, suspected or unsuspected, claimed or concealed, discovered or undiscovered, accrued or unaccrued, anticipated or unanticipated, fixed or contingent, liquidated or unliquidated, state or federal, under common law, statute or regulation, which any of the Releasing Parties ever had, now has, ever may have or claim to have in the future against any Released Party, for, upon, or by reason of any act, matter, cause or thing whatsoever from the beginning of time to and including the date of the Closing, resulting from, based upon, related to or connected with, in any way, directly or indirectly, the service of the Released Parties as directors or officers of the Company or any Subsidiary (collectively, the “Released Claims”).

(b)                                 Subject to and effective only upon the Closing having occurred, the Releasing Parties irrevocably covenant that they shall not hereafter commence or cause to be commenced, join in, assist, or in any manner seek relief through, directly or indirectly, any suit, action, agency or other proceeding, claim or demand, counterclaim or cross-claim of any kind or character whatsoever against any Released Party, for, upon, or by reason of any Released Claim.  A Released Party hereafter violating the covenant not to sue contained in the immediately preceding sentence shall indemnify and hold harmless the Released Parties with respect to the act or acts constituting such violation, including without limitation by payment of all damages and attorneys’ fees and expenses incurred by any Released Party in connection with such act or acts.

(c)                                  The foregoing provisions of this Section 5.3 shall in no way limit the rights and obligations of the parties to this Agreement under Article IX.

SECTION 5.4  Reasonable Best Efforts.  Upon the terms and subject to the conditions herein provided, except as otherwise provided in Section 5.5, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with any party hereto in doing all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to, (i) the satisfaction of the conditions precedent to the obligations of any of the parties hereto; (ii) the obtaining of consents, waivers or approvals of third parties; (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; and (iv) the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

SECTION 5.5  Governmental Authorizations.

(a)                                  The Company and Seller, on the one hand, and Buyer, on the other hand, shall promptly file all necessary registrations and filings, including, but not limited to, filings under the HSR Act or any other competition or antitrust law in relevant jurisdictions and submissions of additional information requested by any Governmental Authority; provided that the Company, Seller and Buyer agree to take reasonable best efforts to cause the filing under the

HSR Act to occur not later than three (3) business days following the execution of this Agreement.  Each of Buyer, the Company and Seller further agrees that it will, and will cause its Affiliates to, comply with any applicable post-Closing notification requirements of any antitrust, trade competition, investment or control reporting or similar law or regulation or any Government Authority with competent jurisdiction.  Each of Buyer, the Company and Seller agrees to cooperate with and promptly to consult with, to provide any reasonably available information with respect to, and to provide, subject to appropriate confidentiality provisions, copies of all presentations and filings to any Governmental Authority to the Company, Seller or Buyer, as the case may be, or the counsel of the Company, Seller or Buyer, as the case may be, except to the extent containing confidential business information.

(b)                                 In addition to the agreements set forth in (a) above, the Company and Buyer shall each use its reasonable best efforts to obtain any required consents, approvals, waivers or other authorizations from Governmental Authorities, including antitrust clearance under the HSR Act.  In fulfillment of this covenant, the Company and Buyer each agrees, without limiting the scope of Buyer’s and the Company’s obligations, to oppose vigorously any litigation relating to this Agreement or the transactions contemplated hereby, including to appeal promptly any adverse decision or order by any Governmental Authority or, if reasonably requested by the other party hereto, to commence or threaten to commence and to pursue vigorously litigation reasonably believed by the other party hereto to be helpful in obtaining authorization from Governmental Authorities or in terminating any outstanding proceedings.

SECTION 5.6  Public Announcements. the sentence immediately following, no press release or public announcement concerning this Agreement or the transactions contemplated hereby shall be issued by the Company, Buyer or Seller without the prior written consent of Buyer and Seller.  Where (a) a press release or public announcement by Buyer is required by law, rule or regulation and (b) Buyer has received written advice of counsel to the foregoing effect, then Buyer shall be permitted to issue a press release or public announcement concerning this Agreement or the transactions contemplated hereby if (x) Buyer allows Seller and the Company reasonable time to comment on such release or public announcement in advance of the issuance of such release or public announcement and (y) the final text of such release or announcement is subject to the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed.

SECTION 5.7  Employee Matters.

(a)                                  Except as set forth in Section 5.7(a) of the Company Disclosure Schedule, each individual who is employed by the Company or any Subsidiary of the Company immediately prior to the Closing Date shall remain an employee of the Company or such Subsidiary following the Closing Date (each such employee, an “Affected Employee”); provided, however, that this Section 5.7 shall not be construed to limit the ability of the applicable employer to terminate the employment of any Affected Employee following the Closing Date in accordance with applicable law or, subject to the covenants in this subsection (a), amend or terminate any employee benefit plans, compensation arrangements or terms of employment.  For at least twelve (12) months following the Closing Date, Buyer shall, or shall cause the Company to, provide wages, salary, compensation, employee benefits and fringe benefits that, in the aggregate, are substantially equivalent in value to those provided to the

Affected Employees immediately prior to the Closing Date (except that in determining any such equivalency, any benefit relating to actual or potential equity ownership (including stock options and defined contribution plan matches made in stock, which match may be made by Buyer in investment alternatives offered under its contribution plan) shall not be taken into account).  Except as set forth on Section 5.7(a) of the Company Disclosure Schedules, Buyer shall not have any liability with respect to any Company Plan or any other plan, program or arrangement presently or formerly maintained by Seller, the Company or any entity under common control with Seller within the meaning of Section 4001(b)(1) of ERISA.

(b)                                 Buyer shall, or shall cause the Company or the applicable Subsidiary of the Company to, give Affected Employees full credit for purposes of benefit accrual (only to the extent any liability resulting therefrom at any time has been accrued on the Final Statement), eligibility, and vesting, under any employee benefit plans or arrangements maintained by Buyer, the Company or any Subsidiary of the Company for such Affected Employees’ service with the Company or any Subsidiary to the same extent recognized by the Company or such Subsidiary immediately prior to the Closing Date.  Buyer shall also recognize each Affected Employee’s seniority date for fringe benefit and other programs where such date is relevant.

(c)                                  Buyer shall, or shall cause the Company or the applicable Subsidiary of the Company to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any welfare plan maintained for the Affected Employees immediately prior to the Closing Date and as if the transactions contemplated by this Agreement had not taken place, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any respective equivalent welfare plans that such employees are eligible to participate in after the Closing Date.

(d)                                 In the event that the Closing Date occurs prior to payment of all annual bonuses in respect of the 2005 fiscal year, Buyer agrees that it shall cause the Company (or the applicable Subsidiary of the Company, as the case may be) to pay any unpaid annual bonuses to the Affected Employees in respect of the 2005 fiscal year of the Company to the extent of the amounts that have been accrued therefor on the Final Statement.  Such payments shall be made at the time which is consistent with the past practice of the Company.

(e)                                  For a period of no less than one (1) year following the Closing Date, Buyer shall, or shall cause the Company to, provide severance benefits to the Affected Employees that are no less favorable than those severance benefits set forth in the Company’s severance plans or policy in effect immediately prior to the Closing Date and set forth on Section 5.7(e) of the Company Disclosure Schedule.

(f)                                    As of the Closing Date, Buyer shall assume and agree to perform, or cause the Company or the applicable Subsidiary of the Company to perform, in accordance with their terms, all employment, severance, retention and other compensation agreements and arrangements set forth and separately identified on Section 2.9(a) of the Company Disclosure

Schedule then existing between the Company or any Subsidiary of the Company with any director, officer or employee thereof.  Notwithstanding the generality of the foregoing, immediately following the Closing Date, Buyer shall pay, or cause the Company to pay, to each employee listed in Section 5.7(f) of the Company Disclosure Schedule the retention bonus indicated next to such employee’s name.

(g)                                 The persons set forth on Section 5.7(g) of the Company Disclosure Schedule are employed by Seller, UTC or a UTC Affiliate (as defined in Section 5.11 below), but have been seconded by such employer to the Company or its Subsidiaries for the purpose of performing services for the Company and its Subsidiaries in the non-United States jurisdiction set forth next to their respective name thereon.  At or prior to Closing, each such person shall be transferred to direct employment by the Company or a Subsidiary thereof, and shall be treated as an “Affected Employee” for all purposes hereunder.

(h)                                 Should any Affected Employee terminate employment with the Company or any Subsidiary of the Company on or before December 31, 2006 under circumstances which would have entitled such employee (or any eligible dependent or other eligible person with a designated relationship to such employee) to receive any benefit under any Company Plan which is a retiree medical plan if such Affected Employee had remained eligible to participate in such Company Plan, as it exists on the Closing Date or as amended generally by Seller in a manner affecting all Seller employees, then Seller shall provide,  such benefits to such employee (or other person) as required under the Seller retiree medical plan as if such employee had terminated from Seller.

SECTION 5.8  Tax Matters.

(a)                                                Tax Indemnification.  Subject to the provisions of this Section 5.8, Seller shall indemnify the Buyer Indemnified Parties from and against: (x) any Adverse Consequences (as defined in Section 9.2(a) below) caused by, arising out of, resulting from or otherwise related to any of the following: (i) all Taxes that are imposed on the Company or any of its Subsidiaries for any taxable period ending on or before the Closing Date and, with respect to any Straddle Period (as defined below), the portion of such Straddle Period ending on and including the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member (other than the Company or any of its Subsidiaries) of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6, (iii) all Taxes caused by, arising out of, resulting from or otherwise related to Seller’s breach of the covenant contained in Section 5.18(iv) hereof, (iv) all Taxes attributable to any amounts required to be included under Code Section 951 in the gross income of the Company or any of its Subsidiaries to the extent such amount would be allocable to a Pre-Closing Tax Period if the taxable year of each entity of which the Company or any of its Subsidiaries is a “United States Shareholder” (as defined in Code Section 951(b) ended on the Closing Date and (v) all Taxes of any person (other than the Company or any of its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing; and (y) any Adverse Consequences (including Taxes) for which any Buyer Indemnified Party becomes liable as a result of the breach of any representation or warranty made by the Company in Section 2.8 of this Agreement without giving effect to any Material Adverse Effect qualifier contained therein; provided, however, that notwithstanding anything to the contrary in this Agreement, Seller shall not have any liability to any Buyer Indemnified Party for any Taxes and Adverse Consequences attributable to Taxes, to the extent such Taxes and Adverse Consequences relate to Power Transmission Industries de Brazil or Mecanica Falk S.A. de C.V.

(b)                                 Straddle Periods.  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company or its Subsidiaries for the Pre-Closing Tax Period shall (i) in the case of ad valorem or property Taxes, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are before, and include, the Closing Date and the denominator of which is the total number of calendar days in the Straddle Period and (ii) in the case of all other Taxes be determined based on an interim closing of the books as of the close of business on the Closing Date.  The portion of such Tax that is allocable to any taxable period ending after the Closing Date and, with respect to any Straddle Period (as defined above), the portion of such Straddle Period ending after the Closing Date (“Post-Closing Tax Period”) shall be equal to the amount of Tax for such Straddle Period less the amount of Tax that is allocable to the Pre-Closing Tax Period.

(c)                                  Preparation. Seller shall prepare or cause to be prepared in accordance and consistent with past practice and timely file or cause to be timely filed all income Tax Returns of or with respect to each of the Company and its Subsidiaries for all taxable periods ending on or prior to the Closing Date which are filed after the Closing Date.  Buyer shall prepare or cause to be prepared in accordance and consistent with past practice and timely file or cause to be timely filed all income and other Tax Returns for each of the Company and its Subsidiaries for all other taxable periods which are to be filed after the Closing Date, provided that Seller, on or before the Closing Date, shall notify Buyer of any Tax Returns due within thirty (30) calendar days after the Closing Date (giving effect to any extension of time granted within which to file such Tax Returns).  Any Straddle Period Tax Returns or other Tax Returns relating to a Pre-Closing Tax Period prepared or caused to be prepared by Buyer shall, to the extent permitted by applicable law, be prepared in a manner consistent with the most recent practice of Seller.  Buyer shall make such Straddle Period Tax Returns and other Tax Returns relating to a Pre-Closing Tax Period and work papers relating thereto available for review by Seller no later than twenty (20) business days in advance of the due date (including any extensions) for filing such Tax Returns and shall make all changes to such Tax Returns reasonably requested by Seller to the extent that such changes relate to Taxes of a Pre-Closing Tax Period, provided that Seller provides such comments to Buyer at least five (5) business days prior to the due date for filing such Tax Return.  No later than five (5) business days prior to the due date for the payment of any Taxes with respect to such Tax Return, Seller shall pay Buyer an amount equal to the portion of Taxes attributable to the Pre-Closing Tax Period as determined pursuant to the principles set forth in Section 5.8(b).  Seller and Company shall provide each other with any information reasonably necessary to prepare and file complete and accurate Tax Returns.

(d)                                 Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be paid one-half by

Seller and one-half by Buyer when due, and the Company will, at its own expense prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable law, Seller and/or Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(e)                                  FIRPTA Certificate.  On the Closing Date, Seller will furnish Buyer an affidavit certifying as to Seller’s non-foreign status in accordance with the requirements of Section 1.1445-2(b) of the Treasury Regulations.

(f)                                    Purchase Price Adjustment.  Any payment by Buyer or Seller under this Section 5.8 or under Article IX, or any payment by Buyer or Seller under Section 1.4 and Section 1.5 hereof shall be treated by Buyer and Seller as an adjustment to the Purchase Price for tax purposes if payment occurs after the Closing Date.

(g)                                 Conduct of Business.  On the Closing Date after Buyer’s purchase of the Shares, as to matters which could reasonably be expected to affect the tax returns of the Company or any of its Subsidiaries in an adverse fashion with respect to periods ending on or prior to the Closing Date, Buyer shall cause the Company and each of its Subsidiaries to carry on its business only in the ordinary course in substantially the same manner as heretofore conducted other than (a) any transaction contemplated by this Agreement, including any elections under Code Section 338(h)(10) or Code Section 338(g) made hereunder, (b) with respect to any debt incurred by Buyer or its Affiliates in connection with the transactions contemplated by this Agreement, guarantees of such debt granted by the Company and by Falk Services Corp., the pledge of the assets of all of the Company and Falk Services Corp., and the pledges of sixty-five percent (65%) of the voting stock of the non-U.S. Subsidiaries (and of one hundred percent of the non-voting stock of first tier non-U.S. Subsidiaries) by their respective owners, or (c) any action taken by the Company or any of its Subsidiaries to the extent taken while under the control of or at the direction of Seller (such actions the “Permitted Closing Date Actions”).

(h)                                 Contests.  If, after the Closing Date, any Buyer Indemnified Party receives any notice, letter, correspondence, claim or decree relating to Taxes of the Company or its Subsidiaries from any taxing authority (a “Tax Notice”) and, upon receipt of such Tax Notice, believes it has suffered or potentially could suffer any Taxes or Adverse Consequences for which it would be entitled to indemnification under Section 5.8(a), Buyer shall, or shall cause the Company or its Subsidiaries to, promptly deliver such Tax Notice to Seller; provided, however, that the failure of Buyer to provide the Tax Notice to Seller shall not affect the indemnification rights of any Buyer Indemnified Party pursuant to Section 5.8(a) unless Seller is prejudiced by the failure to deliver such Tax Notice (which prejudice shall include, but not be limited to, the inability of Buyer or Seller, as the case may be, to defend the matter(s) set forth in such Tax Notice).  Seller shall have the right to handle, defend, conduct and control any Tax audit or other proceeding that relates to such Tax Notice and shall provide written notice to Buyer of its election to defend such Tax audit or proceeding within fifteen (15) business days of its receipt of the relevant Tax Notice, and Buyer shall have the right to participate in such Tax audit or proceeding at its own expense.  Seller shall keep Buyer informed regarding the progress and substantive aspects of any such Tax audit or proceeding.  Seller shall also have the right to compromise or settle any such Tax audit or proceeding that it has elected to control pursuant to the preceding sentence, subject to Buyer’s consent, which consent shall not be unreasonably withheld.  In the event that Seller elects not to defend a Tax audit or proceeding described in this Section 5.8(h), Buyer shall have the right to handle, defend, conduct and control such Tax audit or proceeding and Seller shall have the right to participate in such Tax audit or proceeding at its own expense.  Buyer shall also have the right to compromise or settle any such Tax audit or proceeding that it controls pursuant to the preceding sentence, subject to Seller’s consent, which consent shall not be unreasonably withheld.  Seller shall pay to Buyer the amount of any Taxes and Adverse Consequences incurred by the Buyer Indemnified Party with respect to Taxes following a Final Determination of such Taxes.  For purposes of this Agreement, a “Final Determination” shall mean: (x) any final settlement with a relevant Taxing authority that does not provide a right to appeal, (y) any final decision by a court with respect to which no right to appeal is available, or any such decision with respect to which no timely appeal is pending and as to which the time for filing such appeal has expired, or (z) any compromise or settlement of any such Tax audit or proceeding by one Party, provided that the other Party has consented (as provided in this Section 5.8(h)) to such compromise or settlement.

(i)                                     Offsets.  Notwithstanding anything to the contrary herein, the amount of any indemnification obligation of Seller or Buyer for Taxes or other Adverse Consequences under Section 5.8(a) hereof, shall be reduced by any Tax benefit to the Buyer Indemnified Party or to the Seller Indemnified Party, as the case may be, resulting from such Tax or Adverse Consequence, including any tax credit made available to the Buyer Indemnified Party or any Affiliate thereof or to the Seller Indemnified Party or any Affiliate thereof, as the case may be, when and to the extent such Tax benefit or credit is actually realized by way of a reduction in the amount of Taxes payable.

(j)                                     Post-Closing Transactions.

(i)  Notwithstanding anything to the contrary herein, (x) the Buyer Indemnified Parties shall not be entitled to any indemnity pursuant to Section 5.8(a) hereof, to the extent such indemnity is attributable to actions taken by or on behalf of the Company or any of its Subsidiaries on the Closing Date, after the Closing or otherwise having the effect of occurring on the Closing Date (such actions including, but not limited to, making any Tax election, transferring any assets of the Company or any of its Subsidiaries, transferring any stock of any Subsidiary, or engaging in any other extraordinary transaction; and (y) Buyer agrees to indemnify Seller, UTC and the UTC Affiliates for any additional Tax owed by Seller, UTC or any UTC Affiliates (including any Tax due to the indemnification payment) resulting from any transaction engaged in by Company or any Subsidiary not in the ordinary course of business occurring on the Closing Date after Buyer’s purchase of the Shares other than any Permitted Closing Date Action.

(ii)  Buyer and Seller agree to report all transactions not in the ordinary course of business occurring on the Closing Date after Buyer’s purchase of the Shares on Buyer’s or an Affiliate’s federal income Tax Return to the extent permitted by Treasury Regulation Section 1.1502-76(b)(i)(ii)(B) other than any Permitted Closing Date Action.

(k)                                  Tax Sharing Agreements.  Any Tax allocation or sharing agreement or arrangement, between Seller, UTC or any UTC Affiliate, on the one hand, and the Company and any of its Subsidiaries, on the other, shall be terminated as of Closing, and any payments which are owed by or to the Company or any of its Subsidiaries pursuant thereto shall be paid by or remitted to Seller, UTC or the respective UTC Affiliate.

(l)                                     Assistance and Cooperation.  After the Closing Date, each of Seller and Buyer shall (and shall cause their respective Affiliates to):

(i)                                     assist the other party in preparing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with this Section 5.8;

(ii)                                  cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding any Tax Returns of the Company or any Subsidiary; and

(iii)                               make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company and any Subsidiaries.

(m)                               Retention of Records.  Buyer will cause the Company and the Subsidiaries to retain any records relevant to the determination of Tax liabilities of the Company and the Subsidiaries for taxable periods ending on or prior to the Closing and Straddle Periods for a period of the earlier of ninety (90) calendar days after the expiration of the relevant statute of limitations or six (6) years following the Closing Date; provided, however, that Buyer may dispose of such records prior to that time with the prior written consent of Seller, which consent shall not be unreasonably withheld.

(n)                                 Refunds.  Except with regard to refunds arising from the carry back of any loss or credit arising in any Post-Closing Tax Period, Seller shall be entitled to any refund of Taxes of the Company or any Subsidiary attributable to taxable periods ending on or before the Closing Date, and the Pre-Closing Period of any Straddle Period but only to the extent such refunds or credits exceed the amount accrued therefore (if any) on the face of the Closing Balance Sheet and taken into account in determining Closing Working Capital.

(o)                                 Application of Section.

(i)                                     It is the intention of the parties that, except as provided in Section 5.8(o)(ii) hereof, the provisions of this Section 5.8 shall exclusively govern all matters relating to Taxes with respect to the Company and any Subsidiary as between Buyer and its Affiliates (including the Company and any Subsidiary following the Closing) and Seller, UTC and the UTC Affiliates, and the provisions of this Section 5.8 shall exclusively govern the determination and administration of all claims between them relating to such Tax matters.  Notwithstanding anything in this Agreement to the contrary, any breach by Buyer or Seller or any of its Affiliates of the covenants set forth in this Section 5.8 shall be indemnifiable as provided in Section 9.2 or Section 9.3, as the case may be; provided, however, that notwithstanding the foregoing, Section 5.8(a) shall not be subject to Section 9.2 or Section 9.3 except as provided in Section 5.8(o)(ii) below.

(ii)                                  The provisions of Section 9.1(b), Section 9.2(b)(ii), Section 9.3(b)(ii), Section 9.2(b)(iii), Section 9.3(b)(iii) and Section 9.5 shall apply for purposes of the indemnification provisions of Section 5.8(a) and contest provisions of Section 5.8(h).

(iii)                               For the avoidance of doubt, there shall not be any duplicative payments or indemnities by Seller or Buyer under this Section 5.8 or otherwise under this Agreement.

(p)                                 Election Under Code Section 338(h)(10).

(i)                                     Seller and Buyer shall join in making an election under Code Section 338(h)(10) and Buyer shall make or cause to be made elections under Code Section 338(g) (and any corresponding elections under state or local Tax law) with respect to the sale and purchase of Shares hereunder and the deemed sale and purchase of the equity of the Subsidiaries (the “Section 338 Elections”).  Seller shall cooperate fully with Buyer in making the Section 338 Elections, including executing and filing IRS Form 8023 and all other forms, returns, elections, schedules, and documents required to effect the Section 338 Elections.

(ii)                                  Seller and Buyer agree that, except as required by a final determination with any Tax or applicable judicial authority, they will not take, or cause or permit to be taken, any action in connection with the filing of any Tax Return or election on behalf of Seller, Buyer, the Company, its Subsidiaries, or the Affiliates of any of the foregoing, which would be inconsistent with, prejudice or otherwise adversely affect the Section 338 Elections.

(q)                                 Allocation of Purchase Price.

(i)  Buyer and Seller shall prepare the Forms based on the Agreed Asset Valuation described in Section 5.8(q)(ii) below, and shall allocate the aggregate deemed sales price (within the meaning of Treasury Regulations Section 1.338-4) of the Company and Subsidiary assets deemed sold, and the adjusted grossed-up basis (within the meaning of Treasury Regulations Section 1.338-5) of the Company and Subsidiary assets deemed purchased, in accordance with Treasury Regulations Section 1.338-6 and the other requirements of the Code, including any adjustments thereto required under Treasury Regulations Section 1.338-7, based in each case upon the Agreed Asset Valuation.  Buyer and Seller shall prepare and timely file their respective income Tax Returns and the Forms for the taxable year in which the Closing occurs giving effect to the valuation and allocation procedures set forth in this Section 5.8(q).

(ii)  Buyer and Seller agree that for purposes of reporting the effects of the Section 338 Elections, the value of the assets of the Company and the Subsidiaries deemed sold by any Old T under applicable Treasury Regulations and the value of the assets deemed purchased by any New T under applicable Treasury Regulations, shall be set forth on an allocation schedule (the “Allocation Schedule”) to be agreed to by Buyer and Seller within ninety (90) calendar days following the Closing Date.  The parties hereto agree that such amounts will be adjusted in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder as a result of any adjustments to the Purchase Price pursuant to Article I hereof or any other provision of this Agreement (such valuation, the “Agreed Asset Valuation”).

(iii)  Prior to the Closing Date, Buyer and Seller shall agree on the amount of the Purchase Price that shall be allocated to the shares of Mecanica Falk S.A. de C.V. and Falk Shanghai.

(iv)  Seller and Buyer agree that they will not take, or cause or permit to be taken, any action in connection with the filing of any Tax Return or election on behalf of Seller, Buyer, the Company, its Subsidiaries, or the Affiliates of any of the foregoing, which would be inconsistent with, prejudice or otherwise adversely affect the allocations contemplated by this Section 5.8(q).

(r)                                    256(9) Election.  Buyer and Seller agree that the Company or Falk Canada, as applicable, shall make a timely election under Section 256(9) of the Income Tax Act (Canada) to not have the provisions of Section 256(9) apply to the transactions contemplated by this Agreement such that a change in control of Falk Canada shall, for Canadian income tax purposes, take place at the close of business on the Closing Date.

SECTION 5.9  Exclusivity.   From the date hereof until the earlier of Closing or the termination of this Agreement in accordance with its terms, Seller and the Company and its Subsidiaries (and each of their respective directors, officers, employees, advisors, Representatives, agents or Affiliates) shall not engage in, solicit or initiate any discussions or negotiations, nor provide any confidential information, nor enter into any agreement, in each case with or to any other Person with respect to a sale of the Company or any of its Subsidiaries, the assets of the Company or any of its Subsidiaries (except as permitted by Section 5.1), the capital stock of the Company or any of its Subsidiaries or any similar business combination transaction (each, an “Alternative Transaction”).  It is expressly acknowledged that the transactions described in Section 5.17 and Exhibit D do not constitute an “Alternative Transaction” in respect of any Subsidiary for purposes of the foregoing covenant.

SECTION 5.10  Supplements to Disclosures.  Seller and the Company shall deliver to Buyer, not more than once after the date hereof and not later than the fifth (5th) business day immediately preceding the scheduled Closing Date, a written notice (the “Disclosure Update Notice”) setting forth those matters, facts or circumstances of which Seller and the Company first obtain Knowledge after the date hereof that would cause any representations or warranties of Seller or the Company to be untrue or incorrect, either on the date hereof or on the Closing Date.  To the extent that a given matter discussed in the Disclosure Update Notice reflects solely any action taken by the Company or any Subsidiary after the date hereof to which Buyer has consented in writing pursuant to Sections 5.1 or 10.4, such disclosure shall amend the Company Disclosure Schedule for all purposes hereunder.  Except as provided in the immediately preceding sentence, the Disclosure Update Notice shall not have the effect of amending or modifying the Company Disclosure Schedule or any provision of this Agreement or affecting the conditions set forth in Article VI or Buyer’s right to indemnification under Section 5.8 or Article IX hereof; provided, however, that neither Buyer nor any party claiming through Buyer shall be permitted to make any claim of fraud relating to any alleged failure of Seller or the Company to disclose any matter reflected in the Disclosure Update Notice.

SECTION 5.11  Transitional Services.  The parties acknowledge and agree that, except as expressly set forth in the Transitional Services Agreements or in Section 5.17 hereof and Exhibit D hereto, from and after the Closing neither the Company nor Buyer shall exercise any right or claim under, arising out of or in respect of any asset of Seller, its parent company United Technologies Corporation (“UTC”), or any other subsidiary or affiliate of UTC (other than the Company and its Subsidiaries, a “UTC Affiliate”) whether tangible or intangible, known, unknown or contingent, nor enjoy the benefit of any service previously provided by Seller, UTC, or any UTC Affiliate in each case irrespective of whether the Company was previously designated (whether expressly or by implication) a beneficiary of such asset or service.

SECTION 5.12  Certain Insurance Matters.

(a)                                  The Company and Buyer agree that, except as otherwise provided in subsection (d) of this Section 5.12, all right, title and interest of the Company and its Subsidiaries in, to and under any insurance policies related to periods prior to and through Closing (including all claims and right to make claims) shall, as of the Closing, become and be deemed exclusively assets of Seller, and not of the Company or any of its Subsidiaries, and the Company and its Subsidiaries shall have no further rights under any such insurance policies.

(b)                                 Seller may, as of Closing, amend any such insurance policies in the manner it deems appropriate to give effect to the provisions of this Section 5.12.

(c)                                  The Company covenants and agrees that, from and after Closing, it shall not (and shall cause its Subsidiaries not to, and Buyer covenants and agrees to cause the Company and its Subsidiaries not to) seek to assert or exercise any rights or claims of the Company or any Subsidiary of the Company under or in respect of any past or current insurance policy under which the Company or any Subsidiary of the Company is a named insured, except as expressly required by Seller of Buyer, the Company or any of its Subsidiaries pursuant to Section 5.12(g) below.

(d)                                 Notwithstanding anything in this Section 5.12 to the contrary, the Company or its applicable Subsidiary shall have rights in, to and under any occurrence-based policies of the Company or its Subsidiaries issued exclusively in the name of the Company and/or one or more of its Subsidiaries.

(e)                                  Except as provided in the preceding subsection (d) and the following subsection (g), none of the policies currently used by Company and its Subsidiaries to cover their operations will be available to cover any asset of nor answer for any liability of the Company or any Subsidiary of the Company at and after Closing.   At and after Closing, Buyer shall be responsible for securing all insurance it considers appropriate for its operation of the business of the Company and its Subsidiaries.

(f)                                    It is acknowledged that the foregoing provisions of this Section 5.12 will result in certain policies and coverages that, prior to Closing, provided insurance coverage in respect of product liability claims no longer being available to the Company or any subsidiary in respect of such claims (such policies, the “Limited Products Liability Policies”).  Buyer and Seller agree that all products liability claims (other than any Asbestos Claims) arising out of products manufactured, sold or distributed by the Company or any Subsidiary on or prior to the Closing Date (“Pre-Closing Products Liability Claims”) shall be subject to the following covenants:

(i)                                     All Adverse Consequences (including defense costs and attorneys’ fees and expenses) associated with such Pre-Closing Products Liability Claim shall be paid as follows:

(A)                              100% by Buyer, with 50% of amounts so paid being treated for purposes of Section 9.2(b)(i) as amounts applicable to the Indemnification Basket, until the Indemnification Basket shall have been achieved as determined in accordance with Section 9.2(b)(i), and then

(B)                                50% by Buyer and 50% by Seller, until the Indemnification Cap shall have been achieved as determined in accordance with Section 9.2(b)(i), and thereafter

(C)                                100% by Buyer,

in each case subject to paragraph (ii) below in respect of Buyer’s rights under Article IX.  Payment by Seller of any amount pursuant to the foregoing clause (B) shall not be deemed an admission by Seller that such Adverse Consequences would have been indemnifiable pursuant to Section 9.2 hereof.  It is acknowledged and agreed that there shall be no “double recovery” under Section 9.2 to the extent of any amounts actually paid by Seller under this Section in respect of a matter indemnifiable under Section 9.2; provided, however, that the foregoing covenants shall apply only in respect of Pre-Closing Products Liability Claims in respect of which a notice in accordance with the preceding subsection (i) has been delivered to Seller on or before the date that is eighteen months after the Closing Date.

(ii)                                  This Section 5.12(f) shall not modify in any respect any right of indemnification that would otherwise have been available in respect of a matter that is the subject of a notice hereunder.

(iii)                               Promptly after Buyer, the Company or any Subsidiary receives notice of any Pre-Closing Products Liability Claim, Buyer shall notify Seller in writing in reasonable detail of such claim or action and include with such notice copies of all notices and documents (including court papers) served on or received by Buyer, the Company or any Subsidiary in respect thereof.  Upon receipt of such notice, Seller shall be entitled to participate in the defense of such Pre-Closing Products Liability Claim at its own cost and expense.  No settlement or compromise of any Pre-Closing Products Liability Claim shall be effected without the prior written consent of both Buyer and Seller, which in the case of Seller shall not be unreasonably withheld; provided, however, that from and after such time as Seller has no further possible payment obligation under clause (B) of Section 5.12(f)(i), Seller shall have no further right of participation or consent, except to the extent such Pre-Closing Products Liability Claim would be indemnifiable under Section 9.2, in which event Seller shall have the rights set forth in Article IX.  The parties hereto agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any Pre-Closing Products Liability Claim, including making employees available on a mutually convenient basis to provide additional information and explanation of any relevant materials or to testify at any proceedings relating to such claim or action.

(g)                                 Buyer agrees that, following Closing, and notwithstanding the provisions of Section 5.12(c), it shall, solely as directed in writing by Seller, submit claims under policies to which the Company or its Subsidiaries would, but for Section 5.12(c), be available to the Company or any Subsidiary for coverage for Asbestos Claims, and otherwise act as reasonably directed by Seller in writing in respect of the pursuit, settlement or other disposition of such claims, all at the cost and expense of Seller, including, without limitation, by making available the relevant books, records, employees and representatives of the Company and its Subsidiaries in connection therewith in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries.

SECTION 5.13  Credit Support Arrangements. Buyer acknowledges that in the course of the conduct by the Company and its Subsidiaries of their business, Seller and/or UTC or UTC Affiliates (a) issued guarantees to secure the performance of the Company or its Subsidiaries under contracts, leases or agreements or to support letters of credit or other credit arrangements, including surety and performance bonds, issued by financial institutions or insurers (together, the “Issuers”) on behalf of or for the account of the Company or its Subsidiaries, or (b) became primary or secondary obligors on debt instruments or financing or other contracts or agreements to support or facilitate business transactions by the Company or its Subsidiaries ((a) and (b) together, the “Credit Support Arrangements”).  Section 5.13 of the Company Disclosure Schedule sets forth a list of all Credit Support Arrangements.  At or prior to Closing, Buyer shall use commercially reasonable efforts to cause itself or one or more of its Subsidiaries to be substituted in all respects for Seller, UTC and the UTC Affiliates under each Credit Support Arrangement, or obtain letters of credit or other credit support from financial institutions or insurers reasonably satisfactory to Seller, UTC, the UTC Affiliates and the Issuers with respect to each Credit Support Arrangement, in each case, in a manner reasonably satisfactory to Seller, UTC, the UTC Affiliates (it being acknowledged that Seller shall be acting reasonably in rejecting any proposed substitution that would subject Seller, UTC or any UTC Affiliate to any payment or other material obligation) and the Issuers and which releases Seller, UTC and the UTC Affiliates from any obligation whatsoever arising from or in connection with the Credit Support Arrangements.  Seller shall use commercially reasonable efforts to assist Buyer in making contact with the appropriate financial institutions and insurers in respect of the Credit Support Arrangements currently in effect, and provide to Buyer such similar cooperation as Buyer may reasonably request to facilitate such substitution.  From and after Closing, Buyer shall, and shall cause the Company and its Subsidiaries to, indemnify Seller, UTC and any UTC Affiliates from and against any loss, obligations, cost or expense (including reasonable attorneys’ fees) it or they may suffer arising out of or attributable to any failure to have substituted Buyer or one of its Affiliates for Seller, UTC or such UTC Affiliate, as applicable, under the Credit Support Arrangements as required by this Section 5.13.

SECTION 5.14  Excluded Trade Names and Trademarks. Notwithstanding anything to the contrary herein, Buyer acknowledges that Seller’s trade names and common law names, including the “Hamilton Sundstrand” name and any trade names and common law names of UTC or any UTC Affiliate, including the “United Technologies” name, and all related or associated trade names, trade name rights, trademarks, trademark rights, and service marks of Seller, UTC or any UTC Affiliates and all registrations and applications pending therefor (in all cases, other than “Falk” and the trade names and common law names set forth on Section 2.17 of the Company Disclosure Schedule and all related or associated trade names, trade name rights, trademarks, trademark rights, and service marks of the Company and its Subsidiaries and all registrations and applications pending therefore), are not part of the transactions contemplated hereby and shall remain the exclusive property of Seller, UTC or the respective UTC Affiliates after the Closing; provided, however, that to the extent the trademarks, service marks, brand names or trade, corporate or business names of Seller, UTC or any UTC Affiliate (other than the Company and its Subsidiaries) are used by the Company or its Subsidiaries on stationery, signage, invoices, receipts, forms, packaging, advertising and promotional materials, product, training and service literature and materials, software or like materials (“Marked Materials”) or appear on the inventory of the Company or its Subsidiaries (including work-in-process and inventory on order), at the Closing, the Company and its Subsidiaries may use such Marked Materials or sell such inventory after the Closing without altering or modifying such Marked Materials or inventory, or removing such trademarks, service marks, brand names, or trade, corporate or business names for a transitional period not to exceed one hundred and twenty (120) calendar days, provided that neither the Company nor any of its Subsidiaries shall without prior written consent use such trademarks, service marks, brand names or trade, corporate or business names in any other manner during the time thereafter, except as otherwise consented to in writing by Seller, and provided, further that neither the Company nor any of its Subsidiaries shall reorder any Marked Materials after the Closing Date.  Notwithstanding anything to the contrary contained herein, Buyer shall cause the Company and its Subsidiaries to affirmatively mark any sales documents, leases, purchase orders and similar contractual agreements to the extent reasonably required to confirm that Seller and its Affiliates are not party to or in any way bound by such arrangements.  Buyer shall indemnify and hold harmless Seller from and against any liabilities, obligations, losses or damages arising from the use of such Marked Materials after the Closing Date.

SECTION 5.15  Covenants in Respect of Financing.  (a)  Buyer shall use its commercially reasonable efforts to cause the financing transactions contemplated by the Financing Commitment to be consummated on or before the date set forth in Section 8.1(b), and to fully perform and be in compliance with each of its representations, warranties, covenants and other agreements and understandings in the agreements, instruments and instruments that it is to enter into in connection therewith.

(b)  Prior to the Closing, Seller and the Company shall (and shall cause the Company’s Subsidiaries to) reasonably cooperate with Buyer in connection with the financing transactions contemplated by the Financing Commitment and the syndication thereof including by making members of the Company’s senior management available, on reasonable notice and without unreasonable interference in the normal conduct of the Company’s affairs, to assist in the preparation of offering materials or presentations relating thereto, including the provision of information related to the Company and its Subsidiaries, and for meetings with parties providing such financing, all at the cost and expense of Buyer.  It is acknowledged and agreed that Buyer shall be solely responsible for, and none of Seller, the Company or their respective officers shall bear any liability in respect of, the content of such materials and presentations.

SECTION 5.16  Non-Competition and Non-Solicitation.

(a)                                  As a material inducement to Buyer to enter into and perform its obligations under this Agreement, from and after the Closing Date until the date that is three (3)

years after the Closing Date (the “Non-Compete Term”), none of Seller, UTC and the UTC Affiliates shall directly or indirectly own, manage, join, operate, finance or control, or participate in the ownership, management, operation, financing or control of, any entity or enterprise that competes directly with the businesses currently conducted by the Company and its Subsidiaries anywhere in the world; provided, however, that the foregoing restrictions shall not restrict Seller, UTC or any UTC Affiliate in respect of (x) any business currently conducted by Seller, UTC or any UTC Affiliate, (y) any business that is subsequently acquired by Seller, UTC or any UTC Affiliate in one or a series of related transactions to the extent that, at the time of such acquisition, the portion of such acquired business that competes directly with the Company and its Subsidiaries represents not more than 20% of the total revenues of the acquired business for the last completed fiscal year of such acquired entity prior to such acquisition, and (z) the purchase of any publicly traded debt or equity of an entity that competes directly with the businesses currently conducted by the Company and its Subsidiaries, so long as such equity does not represent more than 5% of the aggregate votes entitled to be cast for the election of directors of such entity.

(b)                                 From and after the date hereof until the date that is eighteen (18) months after the Closing Date and except as set forth in Section 5.16(b) of the Company Disclosure Schedule,  none of Seller, UTC or any UTC Affiliate shall, directly or indirectly, solicit, hire or seek to hire or offer employment to any Person employed by Buyer, the Company or any of its Subsidiaries as of the Closing Date unless (i) such Person is no longer employed by Buyer, the Company or its Subsidiaries, or (ii) such Person has received a notice from Buyer, the Company or its Subsidiaries that his or her employment is to be terminated as of any future date, or (iii) such employee or its agent has initiated any communication or contact for the purpose of discussing any potential employment of such employee, or (iv) such employee, without prompting from Seller, UTC or any UTC Affiliate or their respective agents or representatives, responds to a general public advertisement for job openings not specifically directed to employees of the Company or any of its Subsidiaries, or (v) such employee is contacted by a third-party job placement center as part of a general solicitation not specifically directed to employees of the Company or any of its Subsidiaries, or (iv) the parties hereto have agreed in writing to permit such person’s solicitation and employment.

(c)                                  From and after the date hereof until the date that is eighteen (18) months after the Closing Date, neither Buyer nor any of its Subsidiaries (including, from and after the Closing Date, the Company and its Subsidiaries) shall, directly or indirectly, solicit, hire or seek to hire or offer employment to any Person employed by Seller, UTC or any UTC Affiliate (other than the Company and its Subsidiaries) as of the Closing Date with whom Buyer or an Affiliate of Buyer, or any of their respective officers, directors, employees or representatives, has had contact on or prior to the Closing Date in connection with the transactions contemplated by this Agreement, unless (i) such Person is no longer employed by any of Seller, UTC and the UTC Affiliates, or (ii) if such Person has received a notice from Seller, UTC or the applicable UTC Affiliate that his or her employment is to be terminated as of any future date, or (iii) such employee or its agent has initiated any communication or contact for the purpose of discussing any potential employment of such employee, or (iv) such employee, without prompting from Buyer or any Affiliate of Buyer (including the Company or any of its Subsidiaries) or their respective agents or representatives, responds to a general public advertisement for job openings not specifically directed to employees of Seller, UTC or any UTC Affiliate, or (v) such employee is contacted by a third-party job placement center as part of a general solicitation not specifically directed to employees of directed to employees of Seller, UTC or any UTC Affiliate, or (vi) the parties hereto have agreed in writing to permit such person’s solicitation and employment.

(d)                                 In the event that the provisions of clauses (a), (b) or (c) should ever be adjudicated by a court of competent jurisdiction to exceed the time or geographic or other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum time or geographic or other limitations permitted by applicable law, as determined by such court in such action.  Without limiting the foregoing, the covenants contained in such clauses shall be construed as separate covenants, covering their respective subject matters.

(e)                                  Seller recognizes and acknowledges, on its own behalf and on behalf of UTC and the UTC Affiliates, that a breach of the covenants contained in this Section 5.16 may cause irreparable damage to Buyer, the Company and its Subsidiaries and that remedies at law for any such breach will be inadequate.  Accordingly, Seller on its own behalf and on behalf of UTC and the UTC Affiliates agrees that in the event of a breach of any of the covenants contained in this Section 5.16, in addition to any other remedy which may be available at law or in equity, Buyer, the Company and its Subsidiaries shall be entitled to specific performance and injunctive relief in the event that Buyer establishes that any activity in question would violate this Section 5.16.

(f)                                    Buyer recognizes and acknowledges, on its own behalf and on that of its Subsidiaries (including, after Closing, the Company and its Subsidiaries) that a breach of the covenants contained in this Section 5.16 may cause irreparable damage to Seller, UTC and the UTC Affiliates and that remedies at law for any such breach will be inadequate.  Accordingly, Buyer agrees that in the event of a breach of any of the covenants contained in this Section 5.16, in addition to any other remedy which may be available at law or in equity, Seller, UTC and the UTC Affiliates shall be entitled to specific performance and injunctive relief in the event that Seller establishes that any activity in question would violate this Section 5.16.

SECTION 5.17  Certain Transactions.  Seller and the Company shall (and, after Closing, Buyer shall use its commercially reasonable efforts to) cause the transactions set forth on Exhibit D attached hereto to be consummated in accordance with the schedule set forth on Exhibit D.

SECTION 5.18  Intercompany Accounts and Indebtedness.  Prior to Closing, Seller shall

(i) cause all Indebtedness of the Company and its Subsidiaries (other than Intra-Falk Indebtedness, as defined below) to be paid in full such that no Indebtedness (other than Intra-Falk Indebtedness) is outstanding on the Closing Date,

(ii) cause all Encumbrances securing Indebtedness (other than Intra-Falk Indebtedness) to be released and terminated,

(iii) provide to Buyer evidence reasonably acceptable to Buyer of such payment of Indebtedness (other than Intra-Falk Indebtedness) and release and termination of such Encumbrances and

(iv) cause to be repaid or otherwise satisfied in full all accounts payable, accounts receivable, loans payable, loans receivable, trade payables, trade receivables, and any other indebtedness between the Company or any of its Subsidiaries, on the one hand, and Seller, UTC or any UTC Affiliate, on the other hand, in a manner that (A) is in accordance with applicable law, (B) does not give rise to any Tax imposed on Buyer, the Company, the Subsidiaries, or any of their Affiliates in any Post-Closing Tax Period, and (C) does not give rise to the reduction of any Tax asset of any of the foregoing entities in any Post-Closing Tax Period.  For the avoidance of doubt, it is acknowledged that the accounts, loans, trade obligations and other indebtedness that are the subject of this clause (iv) do not include any Intra-Falk Indebtedness.

On or prior to the Closing Date, Seller shall provide Buyer a written explanation describing in full detail the manner in which the accounts, loans, trade obligations and other indebtedness that are the subject of the foregoing clause (iv) were repaid or satisfied.  “Indebtedness” of any Person, means (u) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes, or similar instruments, (v) all obligations of such Person under conditional sale of other title retention agreements, (w) all obligations of such Person in respect to deferred purchase price for property or services (other than ordinary course accounts payable), (x) breakage costs under interest rate or currency hedges, swaps, forward contracts, or similar agreements, (y) obligations of such Person in respect of capitalized leases and (z) any of the forgoing obligations of another Person guaranteed by such Person.  “Intra-Falk Indebtedness” shall mean any Indebtedness and accounts, loans, trade obligations and other indebtedness in respect of which both (a) the creditor(s) consist solely of the Company and/or any of its Subsidiaries and (b) the obligor(s) consist solely of the Company and/or any of its Subsidiaries, in each case to the extent consistent with the ordinary course practices of the Company and its Subsidiaries in respect thereof.

SECTION 5.19  Certain Refurbishments.  Seller shall, at its sole cost and expense, cause (a) the storm sewer system at the Facility located at 3001 West Canal Road,  Milwaukee, Wisconsin, to be refurbished and rehabilitated to the extent necessary to satisfy the requirements of (1) Wisconsin Administrative Code, Department of Commerce Chapter 82, “Design, Construction, Installation, Supervision and Inspection of Plumbing” and (2) any similar applicable municipal laws or regulations, in respect of the eleven sewer segments identified on Table 6 (and, to the extent such refurbishment and rehabilitation has not already been completed, the other matter relating to subsystem number 4 between manhold 14A and 14A-1) in Section 7.0 “Recommended Sewer Improvements” of the Montgomery Watson Harza report entitled “Technical Memorandum Storm Sewer System Condition Assessment Falk Plant #1 Milwaukee”, dated February 2004 and (b) the repair of any property damage to the extent caused by such refurbishment (provided, that such repair shall be only to the condition existing prior to such damage).  Seller shall retain for purposes of the foregoing a third party contractor qualified to perform such refurbishment.  Seller shall keep Buyer reasonably apprised of the progress of such refurbishment and, upon completion, shall provide a written summary report describing the work performed in reasonable detail and shall confirm that Seller has fully performed the covenant set forth in the first sentence of this Section.

ARTICLE VI

CONDITIONS TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to consummate the transactions contemplated herein shall be subject to the satisfaction or written waiver by Buyer as of the Closing Date, of each of the following conditions:

SECTION 6.1  Representations and Warranties; Covenants.

(a)                                  The representations and warranties of the Company in Article II shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except (i) as otherwise contemplated by this Agreement and (ii) for such failures to be true which in the aggregate would not reasonably be expected to have a Material Adverse Effect.  The Company shall have performed in all material respects each of its respective agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Closing pursuant to the terms hereof.  Buyer shall have received a certificate, dated as of the Closing Date, of the Company executed by an officer thereof certifying that the conditions set forth in this Section 6.1(a) have been satisfied.

(b)                                 The representations and warranties of Seller in Article III shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except (i) as otherwise contemplated by this Agreement and (ii) for such failures to be true and correct which in the aggregate would not have a Material Adverse Effect.  Seller shall have performed in all material respects each of its respective agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Closing pursuant to the terms hereof.  Buyer shall have received a certificate, dated as of the Closing Date, of Seller executed by an officer thereof certifying that the conditions set forth in this Section 6.1(b) have been satisfied.

SECTION 6.2  Filings; Consents; Waiting Periods.  All registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers set forth in Section 6.2 of the Company Disclosure Schedule shall have been filed, made or obtained, and all waiting periods applicable under the HSR Act and similar applicable foreign merger control laws shall have expired or been terminated.

SECTION 6.3  No Injunction.  At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated herein.

SECTION 6.4  Deliverables.  Pursuant to Sections 1.2(b) and (c) hereof, Seller and the Company shall have delivered all of the deliverables required by Sections 1.2(b) and (c) hereof.

SECTION 6.5  Financing.  Buyer shall have received the proceeds of the debt financing transactions described in the Financing Commitment on substantially the terms and conditions described therein.

ARTICLE VII

CONDITIONS TO SELLER’S AND THE COMPANY’S OBLIGATIONS TO CLOSE

Seller’s and the Company’s obligations to consummate the transactions contemplated herein shall be subject to the satisfaction or written waiver, by Seller and the Company as of the Closing Date, of each of the following conditions:

SECTION 7.1  Representations and Warranties; Covenants.  The representations and warranties of Buyer in Article IV shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except (i) as otherwise contemplated by this Agreement and (ii) for such failures to be true and correct which would not materially adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement.  Buyer shall have performed in all material respects each of its respective agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Closing pursuant to the terms hereof.  Seller shall have received a certificate, dated as of the Closing Date, of Buyer executed by an officer thereof certifying that the conditions set forth in this Section 7.1 have been satisfied.

SECTION 7.2  Filings; Consents; Waiting Periods.  All registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers set forth in Section 7.2 of the Buyer Disclosure Schedule shall have been filed, made or obtained, and all applicable waiting periods under the HSR Act and similar applicable foreign merger control laws shall have expired or been terminated.

SECTION 7.3  No Injunction.  At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated herein.

SECTION 7.4  Deliverables.  Buyer shall have pursuant to Section 1.2(d) hereof, delivered all the deliverables required by Section 1.2(d) hereof.

ARTICLE VIII

TERMINATION

SECTION 8.1  Termination.  Notwithstanding anything herein to the contrary, but subject to the provisions of Section 8.3 hereof, this Agreement may be terminated at any time prior to the Closing by:

(a)                                  the mutual written consent of the Company, Seller and Buyer; or

(b)                                 the Company, Seller or Buyer if the Closing has not occurred by the close of business on June 15, 2005 (the “Outside Date”), but, in the event that the Closing has not occurred on or prior to such date because the condition set forth in Section 6.2 has not been satisfied due to the failure of any applicable waiting period under the HSR Act or similar applicable foreign merger control laws (and any extensions thereof) to have expired or been terminated on or prior to such date (other than any such failure resulting from a breach of the covenants in Section 5.5), then the Outside Date shall instead be September 15, 2005; provided, however, that no party may terminate this Agreement pursuant to this clause (b) if the failure of the Closing to occur on or before the Outside Date results from the willful and material breach of any covenant in this Agreement (i) by Seller or the Company in the case of a termination by Seller or the Company or (ii) by Buyer in the case of a termination by Buyer; or

(c)                                  Buyer at any time if any of the conditions to Closing set forth in Article VI shall have become impossible to fulfill prior to the Outside Date and shall not have been waived in writing by Buyer; or

(d)                                 the Company or Seller at any time if either (i) Buyer is in material breach of its covenants in Section 5.15(a) or (ii) any event of default under the Credit Agreement (as defined in the Financing Commitment attached as Exhibit C) shall have occurred.

(e)                                  the Company or Seller at any time if any of the conditions to Closing set forth in Article VII shall have become impossible to fulfill prior to the Outside Date and shall not have been waived in writing by the Company and Seller; or

(f)                                    Buyer or Seller if 2004 EBITDA is less than Thirty Million Eight Hundred Fifty Nine Thousand Dollars ($30,859,000).

SECTION 8.2  Procedure and Effect of Termination.  In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by the parties pursuant to Section 8.1, written notice shall be given by a party so terminating to the other parties and, subject to the provisions of Section 8.3, this Agreement shall forthwith terminate and shall become null and void and of no further effect, and the transactions contemplated hereby shall be abandoned without further action by the Company, Seller and Buyer.  If this Agreement is terminated pursuant to Section 8.1:

(a)                                  each party shall redeliver all documents, work papers and other materials of the other parties relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by any party with respect to the other party shall be treated in accordance with the Confidentiality Agreement pursuant to Section 5.2(b);

(b)                                 all filings, applications and other submissions made pursuant hereto shall, at the option of Seller, and to the extent practicable, be withdrawn from the agency or other Person to which made; and

(c)                                  there shall be no liability or obligation hereunder on the part of the Company, Seller or Buyer or any of their respective directors, officers, employees, Affiliates, controlling Persons, agents, advisors or Representatives, except that (i) the Company, Seller or Buyer, as the case may be, may have liability to the other party if the basis of termination is a willful, material breach by the Company, Seller or Buyer, as the case may be, of one or more of the provisions of this Agreement, and (ii) the obligations provided for in Sections 5.2(b), 8.2, 8.3, 10.5, 10.7 and 10.8 shall survive any such termination.

SECTION 8.3  Termination Fee.

(a)                                  (i) If this Agreement is terminated:

(X) by Buyer, Seller or the Company pursuant to Section 8.1(b) or

(Y) by Seller or the Company pursuant to Sections 8.1(d) or (e),

and the transactions contemplated hereby have not been consummated prior to the date of termination as a result of (A) the failure of any applicable waiting period under the HSR Act or similar applicable foreign merger control laws (and any extensions thereof) to have expired or been terminated (including any such failure that results from Buyer’s unwillingness to accept any conditions to the consummation of the transactions contemplated hereby imposed by the applicable Governmental Authority), (B) the failure of the condition set forth in Section 6.5 to be satisfied or waived or (C) the willful and material breach or violation of any provision of this Agreement by Buyer, then Buyer shall promptly (and, in any event, not later than the fifth business day following the notice of such termination) pay to Seller a one-time termination fee equal to Five Million Dollars ($5,000,000) by wire transfer of immediately available funds; provided, however, that such termination fee shall not be payable in the event that either (1) the conditions to Closing set forth in the first two sentences of Section 6.1 would not have been satisfied as of such termination or (2) if such termination was a result of the failures described in the foregoing clauses (A) or (B), such failures resulted from the material breach or violation by Seller or the Company of any of the provisions of this Agreement.

(ii)  If this Agreement is terminated by Buyer pursuant to Section 8.1(c) solely as a result of the willful and material breach or violation of any provision of this Agreement by Seller or the Company, then Seller shall promptly (and, in any event, not later than the third business day following the notice of such termination) pay to Buyer a one-time termination fee equal to One Million Five Hundred Thousand Dollars ($1,500,000) by wire transfer of immediately available funds; provided, however, that such termination fee shall not be payable in the event that Buyer is, prior to such termination, in material breach or violation of any provisions of this Agreement.

(b)                                 The parties hereto acknowledge and agree that it is difficult or impossible to determine with precision the amount of damages that would or might be incurred if the transactions contemplated by this Agreement were not consummated as a result of a termination of the Agreements for the reasons specified in Section 8.3(a) and, accordingly, that payment of the termination fee described in Section 8.3(a) is, except in the case of a willful and material breach of this Agreement, intended to serve as liquidated damages and not a penalty.  Except in the case of a willful and material breach of this Agreement, payment of the termination fees described in Section 8.3(a) shall be the sole and exclusive remedies of the parties hereto in the event of termination of this Agreement.  Once the termination fees described in Section 8.3(a) have been paid, the party paying such termination fee shall be relieved of any further liability with respect to damages relating to the fact or circumstances giving rise to the payment of the termination fee; provided, that, notwithstanding anything to contrary herein, in the event of a termination of this agreement (x) by Seller pursuant to Section 8.1(b) or 8.1(d) on account of a willful breach by Buyer or (y) Buyer pursuant to Section 8.1(b) or 8.1(c) on account of a willful breach by Seller or the Company, the party paying such termination fee shall not be relieved from further liability for damages caused by such willful breach.

ARTICLE IX

INDEMNIFICATION

SECTION 9.1  Survival.  The representations and warranties made in Articles II, III and IV herein shall survive the Closing and continue in full force and effect:

(a)                                  in respect of the representations and warranties set forth in Sections 2.1, 2.2, 3.1 and 3.2, without limitation;

(b)                                 in respect of any representation or warranty set forth in Sections 2.8 or 2.9, until ninety (90) calendar days after the expiration of the statute of limitations applicable to the respective subject matter thereof;

(c)                                  in respect of the representations and warranties set forth in Section 2.10, until the earlier of (i) the date that is seven (7) years after the Closing Date and (ii) the date that is one (1) year after the date of any sale or other disposition of substantially all of the capital stock of the Company or any sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries (taken as a whole), in either case to any Person other than a Subsidiary of Buyer (it being acknowledged that the foregoing limitation on indemnification is in addition to and not in modification of the restrictions on assignment in clause (a) of Section 10.6) (the period from the date hereof through the earlier of such dates, the “Environmental Survival Period”); provided, however, that insofar as a representation or warranty relates to a Facility that is sold by the Company or any of its Subsidiaries to an unaffiliated third-party, such representation or warranty shall survive with respect to such Facility only to the date that is the earlier of (x) the earlier of the dates described in clauses (i) and (ii) preceding and (y) the date that is one year after the date of sale of such Facility; and

(d)                                 in respect of any other representation or warranty set forth in Articles II, III or IV, for a period of eighteen (18) months following the Closing Date;

it being the intention of the parties to waive the statute of limitations with respect to any claim relating to a breach or inaccuracy of the representations and warranties set forth in Section 2.1, 2.2, 3.1 and 3.2 and to shorten the statute of limitations with respect to any claim relating to a breach or inaccuracy of the representations and warranties referenced in clauses (c) and (d) preceding.  Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnification may be sought under Section 9.2 or Section 9.3 hereof and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 9.1 if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity is sought prior to such time.

SECTION 9.2  Indemnification Provisions for Benefit of Buyer.

(a)                                  Subject to the limitations set forth in this Article IX, Seller agrees to indemnify Buyer and its Affiliates (which, following the Closing, shall include the Company and its Subsidiaries) and their respective officers, directors, employees, agents, and (subject to the restrictions on assignment set forth in this Agreement) successors and assigns (each a “Buyer Indemnified Party”) from and against any Adverse Consequences (as defined below) caused by, arising out of, resulting from or related to any of the following:

(i)                                     the failure of any representation or warranty set forth in Articles II or III to be true and correct (subject to Section 5.10) both when made and as of the Closing Date (but, in the case of any representation and warranty that speaks solely as of a given date, as of such date) (excluding the representations and warranties in Section 2.10, which are the subject of the immediately following clause (ii), and the representations in Section 2.8, which are included in the indemnification provided for in Section 5.8);

(ii)                                  the failure of any representation or warranty set forth in Section 2.10 to be true and correct (subject to Section 5.10) both when made and as of the Closing Date (but, in the case of any representation and warranty that speaks solely as of a given date, as of such date);

(iii)                               any Amber Matter (as defined below);

(iv)                              any Asbestos Claim (as defined below);

(v)                                 any breach by (x) the Company of any of its covenants set forth in this Agreement to the extent to be performed before Closing or (y) Seller of any of its covenants set forth in this Agreement;

(vi)                              any Pre-Closing Environmental Matter;

(vii)                           any Unrelated Business; and

(viii)                        the failure of 2004 EBITDA to be at least Thirty-Two Million Five Hundred Twenty-Nine Thousand Dollars ($32,529,000) (such amount, the “Second EBITDA Threshold”).

For purposes of this Agreement:

“Adverse Consequences” shall mean all demands,charges, claims, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, losses, liabilities, fees and expenses (including reasonable out-of-pocket defense costs and fees and expenses of attorneys), whether or not resulting from third-party claims; provided, that Adverse Consequences will not include consequential, punitive, special, treble or similar damages (except, however, for (i) lost profits or (ii) consequential, punitive, special, treble or similar damages awarded in an action (or settlement thereof) to any third party against any Buyer Indemnified Party.

“Amber Matter” shall mean any Environmental Claim against the Company or any Subsidiary of the Company with respect to any matter relating to the Amber Oil site located in Milwaukee, Wisconsin that is listed on CERCLA’s National Priorities List, as listed on Section 2.10 of the Company Disclosure Schedule.

“Asbestos Claim” shall mean any claim, action, suit, proceeding or demand asserted or instituted by any Person related to any actual or alleged exposure of any Person to asbestos or asbestos containing materials actually or allegedly contained in any product or part manufactured, sold or distributed by the Company or any of its current or former Subsidiaries and their respective predecessors in interest on or prior to the Closing Date.

“Pre-Closing Environmental Matter” shall mean (i) the presence as of or prior to the Closing Date of Hazardous Materials in, on or under any real property or other facility currently or formerly used, owned or operated by the Company or any of its current or former Subsidiaries (a “Business Facility”), (ii) the production, use, generation, storage, treatment, recycling, disposal, arrangement for disposal, discharge, Release or other handling or disposition on or prior to the Closing Date of, or exposure by any Person on or prior to the Closing Date to, any Hazardous Materials at any Business Facility or arising out of or resulting from the conduct of any business or activity by the Company or any of its current or former Subsidiaries, (iii) any failure on or prior to the Closing Date of the Company or any of its current or former Subsidiaries or any Business Facility to be in compliance with any Environmental Law or (iv) any Environmental Claim relating to or arising out of any act, omission or occurrence taken or occurring on or prior to the Closing Date.

 “Unrelated Business” shall mean any business of Seller, UTC or any past or present UTC Affiliate (whether conducted through such entity, through the Company or any Subsidiary or otherwise), other than (a) the businesses of the Company and its current and past subsidiaries and (b) the businesses of the UTC Affiliates that are to be transferred to the Company or Buyer in accordance with Section 5.17 and Exhibit D.  For the avoidance of doubt, it is acknowledged that “Unrelated Business” does not include any business of the Company or any of its present or past Subsidiaries that is or was conducted for their own behalf rather than on behalf of any operating business of Seller, UTC or any past or present UTC Affiliate, and that the mere ownership (direct or indirect) by an entity of the capital stock or other equity interests of another entity shall not constitute the conduct of a business of the owning entity through the owned entity for purposes of this definition.

(b)                                 The indemnification obligations of Seller pursuant to the preceding Sections 9.2(a)(i) shall be subject to the following limitations and conditions:

(i)                                     Seller shall not have any such obligation to indemnify any Buyer Indemnified Party from and against any Adverse Consequences pursuant to Sections 9.2(a)(i) (x) until the sum of (1) the aggregate Adverse Consequences suffered by the Buyer Indemnified Parties for which the Buyer Indemnified Parties are entitled to indemnification pursuant to Section 9.2(a)(i) plus (2) all payments credited against the Indemnification Basket  pursuant to Section 5.12(f)(i)(A) plus (3) the amount of indemnity offset against the Indemnification Basket by Seller pursuant to Section 9.2(c) exceeds Five Million Three Hundred Thousand Dollars ($5,300,000) (such amount, the “Indemnification Basket”) and then only to the extent of the amount of such excess (it being understood that such amount is a “true deductible”), nor (y) to the extent the sum of (A) the aggregate Adverse Consequences that are indemnifiable under Section 9.2(a)(i) (it being acknowledged for the avoidance of doubt that such amount shall be determined without reference to the Indemnification Basket) and (B) the payments credited against the Indemnification Cap pursuant to Section 5.12(f)(i)(B) and (C) the EBITDA Indemnification Amount exceeds Thirty-Four Million Five Hundred Thousand Dollars ($34,500,000) (such amount, as it may be increased at Closing pursuant the final sentence of this Section 9.2(b)(i), the “Indemnification Cap”) (after which point Seller shall have no obligation to indemnify any Buyer Indemnified Party from and against any further such Adverse Consequences pursuant to such Sections); provided, however, that the Indemnification Basket and Indemnification Cap shall not apply to any claim for indemnification for breaches of any of the representations and warranties in Sections 2.1, 2.2, 3.1 or 3.2, and Adverse Consequences to the extent relating to such breaches shall not be included for purposes of determining whether the Indemnification Basket or Indemnification Cap have been achieved.  The Indemnification Cap shall be increased at Closing dollar for dollar by the EBITDA Indemnification Amount, up to a maximum increase of Ten Million Dollars ($10,000,000).

(ii)                                  All such obligations of Seller to indemnify the Buyer Indemnified Parties for any Adverse Consequence shall be reduced by any Tax benefit to the Buyer Indemnified Parties resulting from such Adverse Consequence, including any tax credit made available to the Buyer Indemnified Party or any Affiliate thereof, when and to the extent such Tax benefit or credit is actually realized by way of a reduction in the amount of Taxes payable, and shall be reduced by any insurance proceeds received by the Buyer Indemnified Parties in connection with such Adverse Consequences.

(iii)                               Seller shall not have any such obligation to indemnify any Buyer Indemnified Party from and against any Adverse Consequences pursuant to Sections 9.2(a)(i) unless Buyer delivers a written claim for indemnification to Seller within the applicable survival period set forth in Section 9.1 hereof.

(c)                                  Notwithstanding any provision of this Agreement to the contrary, Seller’s indemnification obligations under Section 9.2(a)(viii) shall be satisfied as follows:  If the EBITDA Statement shows 2004 EBITDA to be less than the Second EBITDA Threshold, at Closing Seller shall pay to Buyer (by offset as provided in the following sentence) an amount equal to the product obtained by multiplying (x) the excess of the Second EBITDA Threshold over 2004 EBITDA, up to a maximum of One Million Six Hundred Seventy Thousand Dollars ($1,670,000) by (y) nine (9) (such product, the “EBITDA Indemnification Amount”), it being (i) agreed that payment of the EBITDA Indemnification Amount shall constitute a full and complete satisfaction by Seller of its indemnification obligations in respect of any and all Adverse

Consequences indemnifiable pursuant to Section 9.2(a)(viii), and (ii) acknowledged for the avoidance of doubt that the EBITDA Indemnification Amount as determined pursuant to this Section 9.2(c) can be no greater than $15,030,000.  The EBITDA Indemnification Amount shall be paid (a) first, by offset against any portion of the Indemnification Basket not subject at such time to any claim for indemnification under Section 9.2(a)(i) or credit under Section 5.12(f)(i), then (b) by offset on the Closing Date against the Purchase Price payable by Buyer to Seller.   The EBITDA Indemnification Amount shall be determined solely on the basis of the EBITDA Statement and the formula set forth in the first sentence of this Section 9.2(c), and in no event shall the amount so determined be reduced or increased based on any other provision of this Agreement (including, without limitation, the inclusion or exclusion of any category of loss or damages in the definition of Adverse Consequences).

SECTION 9.3 Indemnification Provisions for Benefit of Seller.

(a)                                  Subject to the limitations and conditions set forth in Section 9.3(b), Buyer agrees to indemnify Seller, UTC and the UTC Affiliates (excluding, after Closing, the Company and its Subsidiaries) and their respective officers, directors, employees, agents, successors and assigns (collectively, “Seller Indemnified Parties”) from and against any Adverse Consequences caused by, arising out of or related to any of the following:

(i)                                     the failure of any representation or warranty set forth in Article IV to be true and correct both when made and as of the Closing Date (but, in the case of any representation or warranty that speaks solely as of a given date, as of such date); and

(ii)                                  any breach by Buyer of any of its covenants set forth in this Agreement.

(b)                                 The indemnification obligations of Buyer pursuant to the preceding Section 9.3(a) shall be subject to the following limitations and conditions:

(i)                                     Buyer shall not have any such obligation to indemnify any Seller Indemnified Party from and against any Adverse Consequences pursuant to Section 9.3(a)(i) (x) until the Seller Indemnified Parties have suffered aggregate Adverse Consequences indemnifiable under such Section in excess of the Indemnification Basket and then only to the extent of the amount of such excess (it being understood that such amount is a “true deductible”), nor (y) to the extent the aggregate Adverse Consequences the Seller Indemnified Parties have suffered indemnifiable under such Section exceed the Indemnification Cap (after which point Buyer shall have no obligation to indemnify the Seller Indemnified Parties from and against any further such Adverse Consequences).

(ii)                                  All such obligations of Buyer to indemnify the Seller Indemnified Parties for any Adverse Consequence shall be reduced by any Tax benefit to the Seller Indemnified Parties resulting from such Adverse Consequence, including any tax credit made available to the Seller Indemnified Party or any Affiliate thereof, when and to the extent such Tax benefit or credit is actually realized by way of a reduction in the amount of Taxes payable, and shall be reduced by any insurance proceeds received by the Seller Indemnified Parties in connection with such Adverse Consequences.

(iii)                               Buyer shall not have any such obligation to indemnify the Seller Indemnified Parties from and against any Adverse Consequences  pursuant to Section 9.3(a) unless Seller delivers a written claim for indemnification to Buyer within the respective survival period set forth in Section 9.1 hereof which sets forth in reasonable detail the basis for such claim.

SECTION 9.4  Indemnification for Environmental Matters.

(a)                                  Buyer shall provide written notice to Seller pursuant to Section 10.2 hereof of any fact or circumstance of which it becomes aware that has, or would reasonably be expected to result in, any Adverse Consequence for which a Buyer Indemnified Party may seek indemnity pursuant to Section 9.2(a)(ii) or Section 9.2(a)(vi) (“Environmental Adverse Consequences”), and Buyer shall provide Seller with written notice of any written claim received by Buyer, the Company or any of its Subsidiaries that relates to, or would reasonably be expected to give rise to, any Environmental Adverse Consequences, within fifteen (15) days of receipt of such claim; provided, however, that the failure on the part of Buyer to provide the notices described in this sentence shall not impair the right of any Indemnitee to indemnification hereunder except to the extent that Seller is actually prejudiced by such failure.  Such notice (each, an “Environmental Notice”) shall specify in reasonable detail, to the extent known, the nature of the Environmental Adverse Consequences and the estimated amount to remediate the condition giving rise to the Environmental Adverse Consequences, to the extent it is then quantifiable (which estimate shall not be conclusive of the final amount of any losses).  An Environmental Notice shall be delivered within fifteen (15) calendar days of a Buyer Indemnified Party receiving written notice of any third-party claim or action by a Governmental Authority, and within thirty (30) calendar days of a Buyer Indemnified Party becoming aware of any other fact or circumstance described above.  In the event that Seller is in any respect prejudiced by any breach of the covenants set forth in the preceding sentence, Seller shall not to the extent of such prejudice be obligated to indemnify any Buyer Indemnified Party in respect of the related Environmental Adverse Consequences.

(b)                                 (i)  From and after its receipt of an Environmental Notice, Seller shall have the right to control and investigate and/or remediate any condition relating to the subject matter of such Environmental Notice that may give rise to a claim or demand for indemnification by a Buyer Indemnified Party for Environmental Adverse Consequences under this Agreement; provided, however, that if after written notice and a reasonable opportunity to cure Seller does not commence such investigation and/or remediation with due diligence and dispatch (not to exceed thirty (30) calendar days after its receipt of the respective Environmental Notice), Buyer may exercise such right.

(ii)                                  Seller and its employees, contractors, representatives and agents shall have reasonable access at commercially reasonable times to the Facilities for the purpose of conducting any investigation and/or remediation, including any sampling or monitoring required to be performed by Seller prior to the Closing Date or at any time thereafter.  Seller shall provide Buyer with reasonable written notice prior to accessing the applicable Facility and such notice shall include reasonable detail regarding the work to be performed.  Seller shall use all reasonable efforts to minimize disruption to the Company’s business as a result of conducting any such investigation or remediation.  Nothing in this Agreement shall require Seller to perform

(or indemnify for) any environmental remediation activities or other environmental testing, sampling or monitoring activities to the extent such activities result from a Change in Use, as defined in Section 9.4(e).

(iii)                               Seller shall keep Buyer reasonably informed of the progress and status of Seller’s remediation or investigation activities, including prompt provision to Buyer of any correspondence, report or other document received or submitted, whether voluntarily or by requirement of a Governmental Authority or pursuant to Environmental Law, to a Governmental Authority which describes any environmental condition existing prior to the Closing Date.  To the extent reasonably practical in the circumstances, Buyer shall have the right to review and comment upon any submission to a Governmental Authority prepared by or on behalf of Seller which describes or addresses any environmental condition for which Buyer is claiming indemnification from Seller hereunder (and Buyer will cooperate with Seller in responding to such requests including making available all relevant records in its possession or under its control), and Seller shall reasonably consider Buyer’s reasonable comments thereon.  To the extent reasonably possible in the circumstances, Seller shall give Buyer prompt written notice of, and Buyer and/or its representatives shall have the right to participate in, any phone call or meeting with any Governmental Authority initiated by or on behalf of Seller at which any environmental condition for which Buyer is claiming indemnification from Seller hereunder is to be discussed or addressed in any manner; provided, however, that such participation of Buyer and/or its representatives shall be conducted in a manner consistent with Seller’s control of the strategy and tactics of any such dealings with Governmental Authorities hereunder.

(iv)                              In the case of any matter in respect of which Buyer shall control and investigate and/or remediate a condition pursuant to the preceding subsection (i), (x) Buyer shall keep Seller reasonably informed of the progress and status of Buyer’s remediation or investigation activities, including prompt provision to Seller of any correspondence, report or other document received or submitted, whether voluntarily or by requirement of a Governmental Authority or pursuant to Environmental Law, to a Governmental Authority which describes any environmental condition existing prior to the Closing Date, and (y) to the extent reasonably practical in the circumstances, Seller shall have the right to review and comment upon any submission to a Governmental Authority prepared by or on behalf of Buyer which describes or addresses any environmental condition for which a Buyer Indemnified Party is claiming indemnification from Seller hereunder (and Seller will cooperate with Buyer in responding to such requests including making available all relevant records in its possession or under its control), and Buyer shall reasonably consider Seller’s reasonable comments thereon.

(c)                                  Buyer will use commercially reasonable efforts (at Seller’s expense) to cooperate with Seller to minimize costs with respect to Environmental Adverse Consequences.  Without limiting the generality of the foregoing covenant and subject to the conditions and covenants set forth in this Section, Buyer represents to Seller that Buyer does not for the duration of the indemnification set forth in Sections 9.2(a)(ii) or 9.2(a)(vi) intend to conduct (nor cause the Company or any of its Subsidiaries to conduct) invasive environmental testing, sampling or monitoring at the Facilities for the purpose of identifying environmental contamination unless Buyer undertakes a Voluntary Environmental Investigation (as defined below) or any sampling, monitoring or investigation described in any of the clauses (1) through (4) of Section 9.4(c)(i)).  Buyer and Seller acknowledge and agree therefore that Seller’s obligation to indemnify the

Buyer Indemnified Parties from and against any Environmental Adverse Consequences arising from or related to Environmental Laws will not apply to any such Environmental Adverse Consequences resulting, directly or indirectly, from any Voluntary Environmental Investigation to the extent not conducted in accordance with, or as otherwise limited by, the following provisions of this Section 9.4(c):

(i)                                     For the purposes of this subsection (c), a “Voluntary Environmental Investigation” means any environmental sampling, monitoring or other surface or subsurface investigation of the Facilities; provided, however, that “Voluntary Environmental Investigation” shall not include any such sampling, monitoring or investigation to the extent (1) required by a Governmental Authority or pursuant to Environmental Law, or (2) conducted reasonably in response to a third party claim asserting liability for an environmental condition at the Facilities (subject to clause (iv) below), or (3) that Buyer reasonably determines is necessary in connection with any actual or planned construction or maintenance activity, or closure of all or any substantial portion of a Facility (including any expansion of any existing Facility), or (4) limited to a Phase I environmental site assessment or other non-invasive environmental assessment, or (5)  conducted as part of environmental due diligence by an unaffiliated third-party that enters into, or is negotiating to enter into, a binding agreement to acquire all or substantially all of any Facility (whether by merger, stock purchase or asset sale).

(ii)                                  Subject to the other provisions of this Agreement, if Buyer desires to undertake a Voluntary Environmental Investigation, Buyer shall provide to Seller information with respect thereto in accordance with Section 9.4(a) and request the consent of Seller to such Voluntary Environmental Investigation (which consent may take the form of Seller exercising its rights under Section 9.4(b)).  In the event Seller declines to give consent or exercise its rights under 9.4(b) above and Buyer proceeds to conduct the Voluntary Environmental Investigation, no amounts of indemnity shall be payable by Seller with respect to Environmental Adverse Consequences resulting from or arising out of such Voluntary Environmental Investigation.

(iii)                               Buyer, the Company and its Subsidiaries shall limit the use of the Facilities after Closing to industrial/commercial uses.  If Buyer, the Company or any of its Subsidiaries wishes to upgrade the environmental condition of a Facility to a level higher than the standard applied under applicable Environmental Law to the type of use (e.g., heavy industrial, light industrial, or commercial) as of the Closing Date of such Facility within the jurisdiction in which such Facility is located, Seller will not be obligated to indemnify any Buyer Indemnified Party for Environmental Adverse Consequences suffered in excess of those that would have been suffered if the environmental condition of such Facility had been brought only to such standard applied to such Closing Date type of use.

(iv)                              It is acknowledged and agreed that the indemnification provided for in Section 9.2(a)(ii) and in Section 9.2(a)(vi) is solely for the benefit of the Buyer Indemnified Parties, including any permitted assignee of Buyer’s rights as contemplated by Section 10.6, and that no provision of this Section 9.4 shall in any respect be deemed to modify Section 10.10 of this Agreement.  For the avoidance of doubt, it is expressly acknowledged that an Environmental Adverse Consequence may include a monetary payment by a Buyer Indemnified Party to an unaffiliated third party purchaser of a Facility pursuant to an indemnification agreement within or ancillary to the respective purchase agreement in respect of such Facility; provided, however, that in no case shall any such Environmental Adverse Consequence be indemnifiable to the extent arising out of any sampling, monitoring or other surface or subsurface investigation of the Facility so purchased conducted other than in accordance with the applicable provisions of this Section 9.4, it being agreed that (except to the extent resulting from the activities expressly contemplated by clauses (1) through (5) of clause (i) preceding) no Buyer Indemnified Party may in any respect increase or adversely modify Seller’s risks and obligations hereunder through any such disposition.

(d)                                 Buyer shall give prompt written notice to Seller of any report or other document submitted, whether voluntarily or by requirement of a Governmental Authority, to a Governmental Authority which describes any environmental condition existing prior to the Closing Date related to any matter for which indemnification may be sought pursuant to Section 9.2(a)(ii) or Section 9.2(a)(vi).  To the extent reasonably possible in the circumstances, Seller shall have the right to review and comment upon any such submission to a Governmental Authority which describes or addresses any environmental condition for which a Buyer Indemnified Party is claiming indemnification from Seller hereunder (and Seller will cooperate with Buyer in responding to such requests including making available all relevant records in its possession or under its control), and Buyer shall consider in good faith Seller’s reasonable comments thereon.  To the extent reasonably possible in the circumstances, Buyer shall give Seller prompt written notice of, and Seller and/or its representatives shall have the right to participate in, any phone call or meeting with any Governmental Authority at which any environmental condition for which a Buyer Indemnified Party is claiming indemnification from Seller hereunder is to be discussed or addressed in any manner, with such participation of Seller and/or its representatives to be conducted in a manner consistent with Seller’s rights of control under Section 9.4(b).

(e)                                  Seller will not have any obligation to indemnify any Buyer Indemnified Party from and against any Environmental Adverse Consequences to the extent (i) arising from the conduct by Buyer, the Company and their respective Subsidiaries of their businesses after Closing, including with respect to (x) any release of a Hazardous Material by any of Buyer, the Company and their respective Subsidiaries after Closing and (y) any act or knowing failure to act of Buyer, the Company and their respective Subsidiaries and employees, contractors, representatives or agents after Closing to further cause or exacerbate the leaking, migration or release of any Hazardous Materials at the Facilities, or (ii) arising with respect to Changes in Use, as herein defined.  Any use or development of any Facility after Closing by Buyer, the Company, any of their respective Subsidiaries or any other Person (including any subsequent transferee) that changes the use of that Facility to a use other than a use that is substantially consistent with the mechanical power-transmission business currently conducted by the Company and its Subsidiaries (it being understood that any change in the type of use (e.g., heavy industrial, light industrial or commercial) shall be deemed not to be substantially consistent with the mechanical power-transmission business currently conducted by the Company and its Subsidiaries for purposes hereof) such that a more stringent and/or expensive remediation is required under the applicable Environmental Laws constitutes a “Change in Use” (collectively, “Changes in Use”).  Buyer shall not, and after Closing shall cause the Company and its Subsidiaries not to, undertake any Change in Use, and shall indemnify, defend and hold harmless each Seller Indemnified Party from and against any Adverse Consequences arising out of a Change in Use undertaken in breach of this covenant.  Buyer acknowledges that nothing contained herein absolves it of any obligation under any Environmental Law for Environmental Adverse Consequences with respect to violations of Environmental Laws by Buyer, the Company, their respective Subsidiaries or the respective employees, contractors, representative, or agents of any of them.  The parties agree that Seller shall not be obligated to indemnify any Buyer Indemnified Party arising from any post-Closing release of hazardous materials effected by Buyer, the Company or any of its Subsidiaries.

(f)                                    The indemnification obligations of Seller pursuant to Sections 9.2(a)(ii) and 9.2(a)(vi) shall be subject to the following additional limitations and conditions:

(i)                                     Seller shall not have any such obligation to indemnify any Buyer Indemnified Party from and against any Environmental Adverse Consequences pursuant to such Sections 9.2(a)(ii) or 9.2(a)(vi) (x) until the Buyer Indemnified Parties have suffered aggregate Environmental Adverse Consequences for which one or more Environmental Notices have been delivered that are in excess of Three Million Dollars ($3,000,000) (such amount, the “Environmental Basket”) and then only to the extent of the amount of such excess (it being understood that such amount is a “true deductible”), nor (y) to the extent the aggregate Environmental Adverse Consequences the Buyer Indemnified Parties have suffered for which one or more Environmental Notices have been delivered exceed Sixteen Million Dollars ($16,000,000) (such amount, the “Environmental Cap”) (after which point Seller shall have no obligation to indemnify any Buyer Indemnified Party from and against any further such Environmental Adverse Consequences); provided, however, that the Environmental Basket and the Environmental Cap shall not apply to any Environmental Adverse Consequences to the extent arising out of the Wauwatosa Facility, and such Environmental Adverse Consequences shall not to such extent be included for purposes of determining whether the Environmenal Basket or Environmental Cap have been achieved.

(ii)                                  All such obligations of Seller to indemnify the Buyer Indemnified Parties for any Adverse Consequence pursuant to such Section 9.2(a)(ii) or Section 9.2(a)(vi) shall be reduced by any Tax benefit to the Buyer Indemnified Parties resulting from such Adverse Consequence, including any tax credit made available to the Buyer Indemnified Party or any Affiliate thereof, when and to the extent such Tax benefit or credit is actually realized by way of a reduction in the amount of Taxes payable, and shall be reduced by any insurance proceeds received by the Buyer Indemnified Parties in connection with such Environmental Adverse Consequences.

(iii)                               Seller shall not have any such obligation to indemnify the Buyer Indemnified Parties from and against any Environmental Adverse Consequences pursuant to such Section 9.2(a)(ii) or Section 9.2(a)(vi) unless Buyer delivers a written claim for indemnification to Seller prior to the expiration of the Environmental Survival Period as defined in Section 9.1(c) ; provided, however, that any such notice in respect of Environmental Adverse Consequences relating to a Facility disposed of in the manner described in the proviso to Section 9.1(c) must (regardless of whether or not relating to a breach or representation or warranty) be delivered prior to the earlier date referred to in such proviso.

(iv)                              Notwithstanding any provision hereof to the contrary, the limitations and provisions contained in this Section 9.4 shall not apply to (i) any claim for indemnification relating to the Amber Matter pursuant to Section 9.2(a)(iii) or (ii) any claim for indemnification relating to any Asbestos Claim pursuant to Section 9.2(a)(iv).

SECTION 9.5  Other Provisions in Respect of Indemnification.

(a)                                  All obligations of Seller to indemnify the Buyer Indemnified Parties for any Adverse Consequence pursuant to Sections 9.2(a)(iii), (iv), (v) and (vii) shall be reduced by any Tax benefit to the Buyer Indemnified Parties resulting from such Adverse Consequence, including any tax credit made available to the Buyer Indemnified Party or any Affiliate thereof, when and to the extent such Tax benefit or credit is actually realized by way of a reduction in the amount of Taxes payable, shall be reduced by any insurance proceeds received by the Buyer Indemnified Parties in connection with such Adverse Consequences.

(b)                                 Buyer shall not, and after Closing shall cause the Company and its Subsidiaries not to (and the Company agrees that after Closing it shall not, and shall cause its Subsidiaries not to), take any action (including any transaction otherwise contemplated by Section 10.6) which would have the effect of nullifying (other than any act taken at the written request or direction of Seller or by exhaustion of applicable policy limits through recoveries in accordance with their respective terms) any insurance policies or coverages available as of the Closing Date to the Company or any of its Subsidiaries in respect of Adverse Consequences relating to Asbestos Claims.  In the event of any breach by Buyer or the Company of the covenants set forth in the preceding sentence, no Buyer Indemnified Party shall be entitled to indemnification for any Asbestos Claims to the extent such Asbestos Claims would have been covered by nullified policies or coverages unless and until the aggregate amount of Adverse Consequences that would have been so covered exceeds Seven Million Five Hundred Thousand Dollars ($7,500,000), after which point the Buyer Indemnified Parties shall be entitled to indemnification for such Adverse Consequences only to the extent of such excess.  Notwithstanding any provision hereof to the contrary, the remedies described in the immediately preceding sentence shall be Sellers sole and exclusive remedy for any breach of this Section 9.5(b).

(c)                                  Buyer shall not, and shall cause its Affiliates and other Buyer Indemnified Parties not to, enter into any settlement in respect of any insurance policies or coverages in effect as of the Closing Date available to the Company or any of its Subsidiaries in respect of Adverse Consequences (other than a settlement in which the full policy amount would be paid to Buyer or such Affiliate) without Seller’s prior written consent, which shall not be unreasonably withheld.

(d)                                 Buyer shall, and shall cause its Affiliates and other Buyer Indemnified Parties to, use all commercially reasonable efforts to make and pursue claims under all insurance policies and coverages applicable to Adverse Consequences for which indemnification may be sought from Buyer (at the cost and expense of Seller).  Buyer shall provide (or cause to be provided) to Seller copies of all communications with the applicable insurers in respect of such claims.

(e)                                  Any matter arising out of or relating to the Amber Matter or an Asbestos Claim shall be indemnifiable solely pursuant to Sections 9.2(a)(iii) or (iv) respectively, and under no circumstances pursuant to any other provision of this Agreement in respect of indemnification.

(f)                                    Except as expressly provided in Section 5.8 hereof, the provisions of this Article IX shall not apply to any representations or warranties under Section 2.8 hereof.  Section 5.8 shall provide the exclusive means for indemnity under this Agreement for any matter relating to Taxes.

(g)                                 Notwithstanding anything in Section 5.8 or this Article IX to the contrary, to the extent that any Adverse Consequence resulted in an adjustment to the Purchase Price pursuant to Sections 1.4 or 1.5, indemnification may not (to the extent of such actual inclusion) be sought under Section 5.8 or this Article IX for such Adverse Consequences, it being understood that the determinations made in accordance with Sections 1.4 and 1.5 are to be final and conclusive in respect of the matters included in such determinations.  The indemnification provided for in Section 9.2(a)(viii) shall be the sole and exclusive indemnification in respect of Adverse Consequences arising out of, resulting from or related to the subject matter thereof.

(h)                                 Promptly after a Person entitled to indemnification under this Article IX (an “Indemnitee”) receives notice of any third party claim or the commencement of any action by any third party which such Indemnitee reasonably believes may give rise to a claim for indemnification from a Person obligated to indemnify an Indemnitee (an “Indemnitor”) under this Article IX, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under this Article IX, notify such Indemnitor in writing in reasonable detail of such claim or action and include with such notice copies of all notices and documents (including court papers) served on or received by the Indemnitee from such third party; provided, however, that the failure to provide such notice shall not impair an Indemnitee’s right to indemnification hereunder except to the extent that the Indemnitor is actually prejudiced by such failure.  Upon receipt of such notice, the Indemnitor shall be entitled to participate in such claim or action, to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, and to settle or compromise such claim or action, provided that such settlement or compromise shall be effected only with the consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed, provided, however, that such consent of the Indemnitee shall not be required in respect of any matter for which indemnification is sought under Sections 9.2(a)(iii) or (iv) to the extent that such settlement or compromise does not impose any condition, limitation or other burden on the business of the Indemnitee (it being agreed that neither the payment of any monetary amount nor any remedial action of the type contemplated to be subject to Seller’s control pursuant to this Article IX shall be deemed such an imposition).  After notice to the Indemnitee of the Indemnitor’s election to assume the defense of such claim or action, the Indemnitor shall not be liable to the Indemnitee for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation, provided that the Indemnitee shall have the right to employ counsel to represent it if either (x) such claim or action involves remedies other than monetary damages and such remedies, in the Indemnitee’s reasonable judgment, could have a material adverse effect on such Indemnitee or (y) the Indemnitee may have available to it one or more defenses or counterclaims which are inconsistent with one or more defenses or counterclaims which may be alleged by the Indemnitor, and in any such event the fees and expenses of such separate counsel shall be paid by the Indemnitee.  If the Indemnitor does not elect to assume the defense of such claim or action within 30 calendar days of the Indemnitee’s delivery of notice of such a claim or action, the Indemnitee shall be entitled to assume the defense thereof; provided, however, that the Indemnitor shall at all times prior to settlement thereof retain the right to assume the defense of any matter that is the subject of Sections 9.2(a)(iii) or (iv), subject to the Indemnitee’s rights of continued participation as described in the prior sentence.  Unless it has been conclusively determined through a final judicial determination (or settlement tantamount thereto) that the Indemnitor is not liable to the Indemnitee under this Article IX, the Indemnitee shall act reasonably and in accordance with its good faith business judgment with respect to such defense, and shall not settle or compromise any such claim or action without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed.  The parties hereto agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or action, including making employees available on a mutually convenient basis to provide additional information and explanation of any relevant materials or to testify at any proceedings relating to such claim or action.  With respect to any Asbestos Claim, in the event that the defense of such Asbestos Claim is not assumed by an insurer, Seller agrees to assume such defense and pay all defense costs.  With respect to any Asbestos Claim of which the defense is assumed by one or more insurers, all communications and dealings with such insurers and their counsels in respect of such Asbestos Claim shall be under the control, direction and management of Seller.

(i)                                     Promptly after an Indemnitee becomes aware of any fact, matter, circumstance or occurrence (other than matter contemplated by the preceding Section 9.5(h)) which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor under this Article IX, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under this Article IX, notify such Indemnitor in writing in reasonable detail of such fact, matter, circumstance or occurrence and the basis on which indemnification would be sought hereunder for the same; provided, however, that the failure to provide such notice shall not impair an Indemnitee’s right to indemnification hereunder except to the extent that the Indemnitor is actually prejudiced by such failure.

(j)                                     For the avoidance of doubt, it is understood that Seller shall not be obligated to indemnify a Buyer Indemnified Party pursuant to Section 9.2 hereof for an Adverse Consequence to the extent that Seller has actually indemnified such Buyer Indemnified Party for such Adverse Consequence pursuant to the indemnity in Sections 6.2 or  11.2 of the Wauwatosa Lease (as amended by the Wauwatosa Amendment), and likewise Seller shall not be obligated to indemnify a Buyer Indemnified Party pursuant to the indemnities  in Sections 6.2 and  11.2 of the Wauwatosa Lease (as amended by the Wauwatosa Amendment) for an Adverse Consequence to the extent that Seller has actually indemnified such Buyer Indemnified Party for such Adverse Consequence pursuant to Section 9.2 hereof, it being the intent of the parties that there not be duplicative recovery hereunder and thereunder.

SECTION 9.6  Exclusive Remedy.  Buyer, the Company and Seller acknowledge and agree that, following the Closing, the foregoing indemnification provisions in this Article IX shall be the exclusive remedy of the Buyer Indemnified Parties and the Seller Indemnified Parties with respect to the transactions contemplated by this Agreement, except (a) for the indemnification provided for in Section 5.8 and (b) for claims arising out of actual fraud by any party.  Without limiting the generality of the foregoing, Buyer understands and agrees that the indemnification obligations of Seller under Section 9.2(a)(ii), Section 9.2(a)(iii), Section 9.2(a)(iv), and Section 9.2(a)(vi) (as qualified by Section 9.4) and Section 9.2(a)(v) shall constitute the sole and exclusive remedy of the Buyer Indemnified Parties with respect to any matters or claims arising under Environmental Laws, and Buyer hereby waives, and unconditionally releases Seller from, any rights and remedies that the Buyer Indemnified Parties may otherwise have against Seller under any Environmental Law, including any claims for contribution under CERCLA relating to Hazardous Materials or the protection of the environment.

ARTICLE X

MISCELLANEOUS

SECTION 10.1  Certain Definitions.  For purposes of this Agreement, “Material Adverse Effect” shall mean any effect on or change in (or event or circumstance that is reasonably expected to result in an effect on or change in) the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, that results or is reasonably likely to result in the incurrence of a monetary lossor financial impact to the Company and its Subsidiaries, taken as a whole, that is greater than:

(a)                                  for purposes of the uses of such term in the first sentence of Section 2.6 and in Sections 2.1(a) and 2.10, Five Million Three Hundred Thousand Dollars ($5,300,000),

(b)                                 for purposes of the uses of such term in Section 2.13, One Million Dollars ($1,000,000),

(c)                                  for purposes of the uses of such term in Section 6.1, Fifteen Million Dollars ($15,000,000), and

(d)                                 for purposes of all other uses of such term in this Agreement, Five Hundred Thousand Dollars ($500,000),

excluding for purposes of such determinations any change or effect resulting from any of the following: (i) conditions or circumstances generally affecting the businesses or industries, as a whole, or the geographic area in which the Company or any of its Subsidiaries operate, but that do not disproportionately affect the Company and its Subsidiaries; (ii) the entering into of this Agreement with Buyer; (iii) any changes in applicable laws, ordinances, rules and regulations of any federal, state, local or foreign governmental authority or the official interpretations thereof; and (iv) any changes in GAAP.  Except as expressly stated otherwise to the contrary, all amounts denominated in and other references to “Dollars” in this Agreement shall mean U.S. Dollars.

SECTION 10.2  Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given on the date of receipt via (i) personal delivery; (ii) facsimile transmission with confirmation; (iii) overnight courier; or (iv) certified or registered mail, in each case, with delivery fees prepaid, addressed to the following addresses (or at such other address for a party as shall be specified by notice given hereunder).

If to Buyer, to:

Rexnord Corporation

4701 West Greenfield Avenue

Milwaukee, WI  53214

Attn:  Thomas J. Jansen

Fax: (414) 643-3078

with copies to:

The Carlyle Group

1001 Pennsylvania Avenue, N.W.

Washington, D.C.  20004-2505
Attn:  Praveen R. Jeyarajah

Fax: (202) 347-1818

Latham & Watkins LLP
555 Eleventh Street, N.W., Suite 1000
Washington, D.C.  20004-2505
Attn:  Daniel T. Lennon
Fax: (202) 637-2201

If to Seller, to:

Hamilton Sundstrand Corporation

1 Hamilton Road

Windsor Locks, CT  06096-1010

Attn:  General Counsel

Fax: (860) 654-2621

If to the Company, to:

The Falk Corporation
3001 West Canal Street
Milwaukee, WI  53201
Attn: President
Fax:  (414) 937-4359

with copies, in the case of notice to the Company or Seller, to:

Kirkpatrick & Lockhart LLP
535 Smithfield Street
Pittsburgh, PA  15222
Attn: Elliot S. Davis
Fax: (412) 355-6501

SECTION 10.3  Interpretation.

When a reference is made to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule of or to this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The “Knowledge” of the Company shall mean the actual knowledge of the individuals set forth in Section 10.3 of the Seller Disclosure Schedule.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 10.4  Amendments, Modification and Waiver

(a)                                  This Agreement, including the exhibits and schedules hereto, and the terms and provisions hereof and thereof, may not be modified, waived or amended except (a) as provided in Section 5.10 or (b) by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought (or, in the case of a waiver, by the intended beneficiary of the waived term or provision).

(b)                                 No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 10.5  Expenses.  Except as otherwise provided herein, each party shall pay its own costs and expenses incurred in connection with this Agreement.  Notwithstanding the foregoing, Buyer shall be responsible for paying all fees, costs and expenses relating to filings under the HSR Act or any other competition or antitrust law in relevant jurisdictions.

SECTION 10.6  Successors and Assigns; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any party hereto without the prior written consent of the other parties hereto; provided, however, that Buyer may

(a) assign this Agreement and its rights hereunder to any purchaser or transferee of all or substantially all of the business and assets of the Company and its Subsidiaries (whether by merger, stock purchase or asset sale), subject to the purchaser or transferee’s unqualified written assumption of all of Buyer’s obligations hereunder, in form and substance satisfactory to Seller in its reasonable discretion, provided, however, that such assumption shall not relieve Buyer of its obligations hereunder; and

(b) collaterally assign this Agreement and its rights hereunder to secure Buyer’s obligations in connection with the financing transaction contemplated by the Financing Commitment; and

(c) assign this Agreement and its rights hereunder prior to Closing to any Affiliate of Buyer, subject to such Affiliate’s unqualified written assumption of all of Buyer’s obligations hereunder, in form and substance satisfactory to Seller in its reasonable discretion, provided, however, that such assumption shall not relieve Buyer of its obligations hereunder.

Subject to the preceding sentence and notwithstanding anything to the contrary, this Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

SECTION 10.7  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to the conflicts of laws principles of such state other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

SECTION 10.8  Jurisdiction; Forum

(a)                                  By the execution and delivery of this Agreement, Buyer, Seller and the Company submit to the personal jurisdiction of any state or federal court in the State of New York in any suit or proceeding arising out of or relating to this Agreement.

(b)                                 The parties hereto agree that the appropriate and exclusive forum for any disputes between any of the parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in the State of New York.  The parties hereto further agree that the parties will not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the parties to obtain execution of judgment in any other jurisdiction.  The parties hereto further agree, to the extent permitted by law, that final and unappealable judgment against a party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

SECTION 10.9  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provision of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

SECTION 10.10  Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries, except for the provisions of Section 5.3 hereof which may be enforced by the beneficiaries thereof.

SECTION 10.11  Schedules.

(a)                                  Disclosure of any fact or item in any section of the Company Disclosure Schedule, the Seller Disclosure Schedule or the Buyer Disclosure Schedule hereto referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section whether or not an explicit cross-reference appears to the extent it is reasonably apparent on the face of such disclosed fact or item that such information would qualify the representation or warranty in question.

(b)                                 Certain of the representations and warranties set forth in this Agreement contemplate that there will be included in the Company Disclosure Schedule, the Seller Disclosure Schedule or the Buyer Disclosure Schedule information that might be “material” or have a “Material Adverse Effect.”  The Company, Seller or Buyer may, at their option, include in such schedules items that are not material or are not likely to have a Material Adverse Effect, and, in order to avoid any misunderstanding, any such inclusion shall not be deemed to be an acknowledgment or representation that such items are material or would have a material effect, to establish any standard of materiality or Material Adverse Effect, or to define further the meaning of such terms for purposes of this Agreement.

SECTION 10.12  Entire Agreement.  This Agreement, the Confidentiality Agreement and the side agreement of even date herewith among the parties, including all exhibits and schedules to each of the foregoing, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.  The only representations and warranties made by the parties hereto with respect to the subject matter hereof are the representations and warranties contained in or made pursuant to this Agreement.

SECTION 10.13  Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 10.14  Specific Performance.

(a)                                  Seller acknowledges that the Company’s business is unique and recognize and affirms that in the event of a breach of this Agreement by Seller, money damages may be inadequate and Buyer may have no adequate remedy at law.  Accordingly, Seller agrees that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Seller’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.

(b)                                 Buyer acknowledges that the Company’s business is unique and recognizes and affirms that in the event of a breach of this Agreement by Buyer, money damages may be inadequate and Seller may have no adequate remedy at law.  Accordingly, Buyer agrees that Seller and the Company shall have the right, in addition to any other rights and remedies existing in their favor, to enforce their rights and Buyer’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date and year first above written.

HAMILTON SUNDSTRAND
CORPORATION

By:	/s/ Edwin W. Laprade
Name: Edwin W. Laprade
Title: President, Hamilton Sundstrand Industrial Division

THE FALK CORPORATION

By:	/s/ Dave Doerr
Name: Dave Doerr
Title: President

REXNORD CORPORATION

By:	/s/ Thomas J. Jansen
Name: Thomas J. Jansen
Title: Executive Vice President

Counterpart signature page to Stock Purchase Agreement